As filed with the Securities and Exchange Commission on November __, 2003.

                                                Registration No 333-109070

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-1/A
                                 AMENDMENT NO. 1

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI Corporation
                  --------------------- ---------------------
               (Exact name of registrant as specified in charter)

                                    Colorado
                            ------------ ----------
                 (State or other jurisdiction of incorporation)

                                                     8229 Boone Blvd. #802
                                                     Vienna, Virginia  22182
          84-09l6344                                 (703) 506-9460
    (IRS Employer I.D.                        (Address, including zip code, and
         Number)                              telephone number including area of
                                                 principal executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

          Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                            Proposed    Proposed
  Class of                               Maximum     Maximum
Securities               Securities      Offering    Aggregate    Amount of
  to be                    to be         Price Per   Offering    Registration
Registered               Registered      Share (3)    Price          Fee
----------               ----------      ---------   ---------   ------------

Common stock (1)         14,000,000        $0.81    $11,340,000       $1,044
--------------------------------------------------------------------------------
Common stock (2)            395,726        $0.81       $320,538           30
--------------------------------------------------------------------------------
Total                                               $11,660,538       $1,074
--------------------------------------------------------------------------------

(1) Represents shares issuable to Rubicon Group Ltd. under the equity line of credit.
(2) Represents shares issuable upon the exercise of warrants held by Rubicon Group Ltd.
(3) Offering price computed in accordance with Rule 457(c).

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



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


PROSPECTUS

                               CEL-SCI CORPORATION

                                  Common Stock

    This prospectus may be used only in connection with sales of up to 14,395,726 shares of the common stock of CEL-SCI Corporation by Rubicon Group Ltd. Rubicon Group will sell shares of common stock purchased from CEL-SCI under an equity line of credit agreement and up to 395,726 shares of common stock which may be issued upon the exercise of warrants. The warrants were issued to Rubicon Group upon the signing of the equity line of credit agreement. CEL-SCI will pay for the expenses of this offering. Rubicon Group Ltd. is an "underwriter" as that term is defined in the Securities Act of 1933.

     CEL-SCI's common stock is quoted on the American Stock Exchange under the symbol "CVM." On _____, 2003 the closing price for one share of the CEL-SCI's common stock was $____.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 7 of this Prospectus





                  The date of this prospectus is _________, 2003

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.


CEL-SCI

      CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of certain drugs and vaccines. CEL-SCI manufactures MULTIKINE(R), its first, and main product, using CEL-SCI's proprietary cell culture technologies. CEL-SCI is testing MULTIKINE to determine if it is effective in creating an anti-cancer immune response in head and neck cancer patients, and in HIV-infected women with Human Papilloma Virus induced cervical dysplasia, the precursor stage before the development of cervical cancer.

      LEAPS, another technology of CEL-SCI, is being tested by CEL-SCI to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex, malaria and autoimmune myocarditis.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      CEL-SCI has funded the costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses with the public and private sales of shares of CEL-SCI's common stock and borrowings from third parties, including affiliates of CEL-SCI.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(84,660,000) at June 30, 2003 and expects to incur substantial losses for the foreseeable future.

      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

THE OFFERING

Securities Offered:

      In order to provide a possible source of funding for CEL-SCI's current activities and for the development of its current and planned products, CEL-SCI has entered into an equity line of credit agreement with Rubicon Group Ltd.

      Under the equity line of credit agreement, Rubicon Group has agreed to provide CEL-SCI with up to $10,000,000 of funding during the twenty four-month period following the date of this prospectus. During this twenty four-month period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Rubicon Group, and Rubicon Group will be obligated to purchase the shares. The minimum amount CEL-SCI can draw down at any one time is $100,000, and the maximum amount CEL-SCI can draw down at any one time will be determined at the time of the drawdown request using a formula contained in the equity line of credit agreement. CEL-SCI may request a drawdown once every 24 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Rubicon Group and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      Using the formula contained in the equity line of credit agreement, if CEL-SCI had requested a drawdown on October __, 2003, the maximum amount CEL-SCI could draw down during the subsequent 22 trading days would have been $_______. Based upon the daily volume weighted average of CEL-SCI's common stock during these 22 trading days, CEL-SCI would have sold ______ shares of its common stock to Rubicon Group and would have received $______ from the sale of these shares. For more details on the maximum drawdown amount, the calculation of the purchase price and the number of shares CEL-SCI will sell, see "Equity Line of Credit Agreement" beginning on page __ of this prospectus.

      CEL-SCI is registering the shares of common stock issuable to Rubicon Group under the equity line of credit, as well as the 395,726 shares underlying the warrants that CEL-SCI granted to Rubicon Group. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Rubicon Group. CEL-SCI will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as the selling shareholders hold shares of CEL-SCI's common stock or until these shares can be sold under an appropriate exemption from registration. CEL-SCI has agreed to bear the expenses of registering the shares, including legal fees of $10,000 payable to Rubicon Group's attorneys, but not the expenses associated with selling the shares, such as broker discounts and commissions.

      As of September 15, 2003, CEL-SCI had 60,753,294 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued pursuant to the equity-line of credit or upon the exercise and/or conversion of options, warrants or convertible notes. See "Comparative Share Data".

      CEL-SCI will not receive any proceeds from the sale of the shares by Rubicon Group. However, CEL-SCI will receive proceeds from any sale of common stock to Rubicon Group under the equity line of credit agreement and upon the exercise of warrants held by Rubicon Group, when, and if, it pays the exercise price in cash. CEL-SCI expects to use substantially all the net proceeds for general and administrative expenses, research and clinical trials.

Risk Factors:               The purchase of the  securities   offered  by  this
                            prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus for additional Risk Factors.

AMEX Symbol:                CVM

Summary Financial Data

Results of Operations:            Nine Months Ended    Years Ended September 30,
                                    June 30, 2003      2002              2001
                                  -----------------    ----              ----

Grant Revenue and Other:               $197,520    $  384,939      $    293,871
                                       --------    ----------      ------------
Expenses:
   Research and Development           1,408,225     4,699,909         7,762,213
   Depreciation and Amortization        143,351       226,514           209,121
   General and Administrative         1,726,265     1,754,332         3,432,437
   Interest Income                      (40,707)      (85,322)         (376,221)
   Interest Expense                   1,437,996     2,131,750                --
                                      ---------     ---------  ----------------
   Net Loss                         $(4,477,610)  $(8,342,244)     $(10,733,679)
   Accrued Dividends on Preferred
    Stock                                (5,844)     (202,987)          (53,153)
   Accretion of Beneficial Conversion
    Feature on Preferred stock          (74,577)   (1,444,757)         (317,419)
                                 -------------- --------------  ----------------
   Net Loss Attributable to
     Common Stockholders            $(4,558,031)  $(9,989,988)     $(11,104,251)
                                    ============  ============     =============
   Net loss per common share
     (basic and diluted)            $     (0.10)  $     (0.35)     $      (0.51)
                                  ==============================================
Weighted average common shares
 outstanding                         47,914,264    28,746,341        21,824,273
                                  ==============================================

Balance Sheet Data:
                       June 30, 2003   September 30, 2002  September 30, 2001

Working Capital        $   614,490        $   690,804         $2,807,229
Total Assets             3,008,673          3,771,258          4,508,920
Convertible Debt           105,702 *          639,288                 --

                       June 30, 2003   September 30, 2002  September 30, 2001

Note Payable - Covance     199,928 *               --                 --
Note Payable - Cambrex     637,566 *        1,135,017 *               --
Total Liabilities        1,783,610          2,709,087            507,727
Stockholders' Equity     1,225,063          1,062,171          4,001,193

*     Included in Total Liabilities.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the shares offered by this prospectus.

RISKS RELATED TO CEL-SCI

Since CEL-SCI Has Earned Only Limited Revenues and Has a History of Losses, CEL-SCI Will Require Additional Capital to Remain in Operation.

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 2003 CEL-SCI incurred net losses of approximately $(84,660,000). During the years ended September 30, 2000, 2001 and 2002 CEL-SCI suffered losses of $(8,478,397), $(10,733,679) and $(8,342,244)
respectively. CEL-SCI has relied principally upon the proceeds of public and private sales of securities and convertible notes to finance its activities to date. All of CEL-SCI's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future.

      There can be no assurance CEL-SCI will be profitable. At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI. CEL-SCI does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

If Cost Estimates for Clinical Trials and Research Are Inaccurate, CEL-SCI Will Require Additional Capital.

      CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If CEL-SCI's cost estimates are incorrect, CEL-SCI will need additional funding for its research efforts.

If Cel-Sci cannot obtain additional capital, Cel-Sci may have to delay or postpone development and research expenditures which may influence Cel-Sci's ability to produce a timely and competitive product.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. Although CEL-SCI's equity line of credit agreement is expected to be a source of funding, the amounts which CEL-SCI is able to draw from the equity line during each drawdown period may not satisfy CEL-SCI's capital needs.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market any products they may develop.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by CEL-SCI, VTI or its licensees, and there can be no assurance that such approvals will be granted. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

CEL-SCI has, at the present time, only one source of multikine and if this source could not, for any reason, supply CEL-SCI with Multikine, CEL-SCI estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement, in which case CEL-SCI may have to delay its research and development activities.

      CEL-SCI has an agreement with an unrelated corporation for the production, until 2006, of Multikine. CEL-SCI does not know what cost it would incur to obtain an alternative source of supply.

CEL-SCI may not be able to achieve or maintain a competitive position and other technological developments may result in CEL-SCI's proprietary technologies becoming uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

CEL-SCI's Patents Might Not Protect CEL-SCI's Technology from competitors, in which case CEL-SCI may not have any advantage over competitors in selling any products which it may develop.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. CEL-SCI's first MULTIKINE patent expired in 2000. Since CEL-SCI does not know if it will ever be able to sell MULTIKINE on a commercial basis, CEL-SCI cannot predict what effect the expiration of this patent will have on CEL-SCI. Notwithstanding the above, CEL-SCI believes that trade secrets and later issued patents will protect the technology associated with MULTIKINE.

Although CEL-SCI has product liability insurance for MULTIKINE, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

CEL-SCI is dependent for its success on the continued availability of its executive officers and the loss of management and scientific personnel could adversely affect CEL-SCI.

      The loss of the services of any of CEL-SCI's executive officers could have an adverse effect on CEL-SCI's business. CEL-SCI does not carry key man life insurance on any of its officers. CEL-SCI's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that CEL-SCI will be able to hire and retain such necessary personnel.

RISKS RELATED TO THIS OFFERING

Since the Market Price for CEL-SCI's Common Stock is Volatile, Investors in This Offering May Not Be Able to Sell Any of CEL-SCI's Shares at a Profit.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

      Shares issuable upon the exercise of options and warrants, the conversion of promissory notes or in connection with CEL-SCI's equity line of credit may substantially increase the number of shares available for sale in the public market and may depress the price of CEL-SCI's common stock.

Options

      CEL-SCI has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of CEL-SCI's common stock. In some cases CEL-SCI has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to CEL-SCI and could hinder future financings by CEL-SCI.

      Until the options expire, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of the options may exercise them at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of CEL-SCI's common stock and may adversely affect the ability of CEL-SCI to obtain additional capital in the future. The sale of the shares of common stock issuable upon the exercise of the options could adversely affect the market price of CEL-SCI's stock.

Series E, F, G and I Warrants

      In August 2001 three private investors exchanged their warrants for CEL-SCI's Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004 and 23,758 shares of common stock at a price of $0.77 per share at any time prior to August 17, 2006.

       In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. As of December 31, 2002 all of the Series F notes had been converted into 6,592,461 shares of CEL-SCI's common stock. The Series F warrants collectively allow the holders to purchase up to 420,000 shares of CEL-SCI's common stock at a price of $0.153 per share at any time prior to December 31, 2008.

       In July and September 2002 CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of June 20, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock. The Series G warrants collectively allow the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009.

       In May 2003 CEL-SCI sold shares of its common stock plus Series I warrants to a private investor. The Series I warrants allow the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2006.

       The exercise price of the Series F and G warrants, and the number of shares issuable upon the exercise of the Series F and G warrants, are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

      The sale of common stock issued or issuable upon the exercise of the Series E, F, G, or I warrants, or the perception that such sales could occur, could adversely affect the market price of CEL-SCI's common stock.

Series H Convertible Notes and Series H Warrants

       In January and July 2003 CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. At the holder's option the notes are convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. If the closing price of CEL-SCI's common stock is less than $0.50 on any conversion date, the Conversion Price will be 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the closing price of CEL-SCI's common stock is $0.50 or greater on any conversion date, the Conversion Price will be 70% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. As of September 15, 2003 Series H notes in the principal amount of $1,050,000 had been converted into 2,637,419 shares of CEL-SCI's common stock.

       The Series H warrants collectively allow the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010.

       The Conversion Price, the warrant exercise price, and the number of shares issuable upon the exercise of the Series H warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

       The sale of common stock upon the conversion of the Series H notes or the exercise of the Series H warrants, or the perception that such sales could occur, could adversely affect the market price of CEL-SCI's common stock.

Cambrex Bio Sciences Note

      In November 2001 CEL-SCI gave a promissory note in the principal amount of $1,172,517 to Cambrex Bio Sciences, Inc. The note represented the cost of CEL-SCI's use of the Cambrex manufacturing facility for the three months ended January 10, 2002 to produce MULTIKINE for CEL-SCI's clinical trials. The amount due Cambrex bears interest at the prime interest rate, plus 3%, which is adjusted monthly. The note is due in full, including accrued interest, on January 2, 2004. As of September 15, 2003 CEL-SCI had made $485,525 in principal payments on the note. Cambrex, at its option, may convert all or part of the amount due Cambrex into shares of CEL-SCI's common stock. The number of shares to be issued to Cambrex upon any conversion of the note will be determined by dividing that portion of the note to be converted by the Conversion Price. The "Conversion Price" is an amount equal to 90% of the average of the closing prices of CEL-SCI's common stock for the three trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.22. As of September 15, 2003 Cambrex had not converted any part of the note into shares of CEL-SCI's common stock.

Equity Line of Credit

      An unknown number of shares of common stock, which may be sold by means of this prospectus, are issuable under an equity line of credit arrangement to Rubicon Group Ltd. As CEL-SCI sells shares of its common stock to Rubicon Group under the equity line of credit, and Rubicon Group sells the common stock to third parties, the price of CEL-SCI's common stock may decrease due to the additional shares in the market. If CEL-SCI decides to draw down on the equity line of credit as the price of its common stock decreases, CEL-SCI will be required to issue more shares of its common stock for any given dollar amount invested by Rubicon Group, subject to the minimum selling price specified by CEL-SCI. The more shares that are issued under the equity line of credit, the more CEL-SCI's then outstanding shares will be diluted and the more CEL-SCI's stock price may decrease. Any decline in the price of CEL-SCI's common stock may encourage short sales, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Equity Line of Credit Agreement" for more information concerning the equity line.

                             COMPARATIVE SHARE DATA

                                                        Number of        Note
                                                          Shares      Reference

   Shares outstanding as of September 15, 2003          60,753,294

   Shares to be sold in this Offering:

      Shares issuable pursuant to the Equity
      Line of Credit Agreement                              Unkown        A

      Shares issuable upon exercise of                     395,726        A
      warrants

      The number of shares outstanding as of August 31, 2003 excludes shares which may be issued in connection with CEL-SCI's line of credit or upon the exercise of other options, warrants, or convertible securities previously issued by CEL-SCI. See table below.

Other Shares Which May Be Issued:

      The following table lists additional shares of CEL-SCI's common stock which may be issued pursuant to the equity line of credit agreement and as the result of the exercise of other outstanding options or warrants issued by CEL-SCI:

                                                        Number of        Note
                                                          Shares      Reference

   Shares issuable upon conversion of                      556,000        B
   Series H notes

   Shares issuable upon exercise of                        550,000        B
   Series H warrants

   Shares issuable upon exercise of Series E, F,         2,809,109        C
   G and I warrants

   Shares issuable upon exercise of equity line warrants   200,800        D

   Shares issuable upon conversion of Cambrex note         946,000        E

   Shares issuable upon exercise of options and         10,698,640        F
   warrants granted to CEL-SCI's officers,
   directors, employees, consultants, and third parties

   Shares issuable upon exercise of options                200,000        G
   granted to investor relations consultants

A. An unknown number of shares of common stock are issuable under the equity line of credit agreement between CEL-SCI and Rubicon Group Ltd. As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at a price of $0.83 per share at any time prior to September 16, 2008. See the section of this prospectus captioned "Equity Line of Credit Agreement" for more information regarding the equity line.

B. In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. At the holder's option the notes are convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. If the closing price of CEL-SCI's common stock is less than $0.50 on any conversion date, the Conversion Price will be 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the closing price of CEL-SCI's common stock is $0.50 or greater on any conversion date, the Conversion Price will be 70% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.16. However, if CEL-SCI's common stock trades for less than $0.21 per share for a period of 20 consecutive trading days, the $0.16 minimum price will no longer be applicable.

      The Series H warrants allow the holders to initially purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010.

      The Conversion Price, the warrant exercise price, and the number of shares issuable upon the exercise of the warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

       As of September 15, 2003 Series H notes in the principal amount of $1,050,000 had been converted into 2,637,419 shares of CEL-SCI's common stock. The actual number of additional shares issuable upon the conversion of the Series H notes will vary depending upon a number of factors, including the price of CEL-SCI's common stock at certain dates. Accordingly, the number of shares which may be issued upon the conversion of the Series H notes cannot be determined at this time. However, based upon the market price of CEL-SCI's common stock on September 15, 2003, CEL-SCI would be required to issue approximately 556,000 shares of common stock if all outstanding notes were converted on September 15, 2003.

C. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004 and 23,758 shares of common stock at a price of $0.77 per share at any time prior to August 17, 2006.

       In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. As of December 31, 2002 all of the Series F notes had been converted into 6,592,461 shares of CEL-SCI's common stock. The Series F warrants presently allow the holders to purchase up to 420,000 shares of CEL-SCI's common stock at a price of $0.153 per share at any time prior to December 31, 2008.

       In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of June 20, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock. The Series G warrants allow the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009.

      In May 2003 CEL-SCI sold shares of its common stock plus Series I warrants to a private investor. The Series I warrants allow the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

      The warrant exercise price, and the number of shares issuable upon the exercise of the Series F and Series G warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

D. In 2001 CEL-SCI entered into an equity line of credit agreement with Paul Revere Capital Partners. During the term the equity line of credit, which expired in June 2003, CEL-SCI received net proceeds of $2,074,692 from the sale of 5,430,960 shares of common stock pursuant to the terms of the equity line. As consideration for extending the equity line of credit, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004.

E. In November 2001 CEL-SCI gave a promissory note in the principal amount of $1,172,517 to Cambrex Bio Sciences, Inc. The note represented the cost of CEL-SCI's use of the Cambrex manufacturing facility for the three months ended January 10, 2002 to produce MULTIKINE for CEL-SCI's clinical trials. The amount due Cambrex bears interest at the prime interest rate, plus 3%, which is adjusted monthly. The note is due in full, including accrued interest, on January 2, 2004. As of September 15, 2003 CEL-SCI had made $485,525 in principal payments on the note. Cambrex, at its option, may convert all or part of the amount due Cambrex into shares of CEL-SCI's common stock. The number of shares to be issued to Cambrex upon any conversion of the note will be determined by dividing that portion of the note to be converted by the Conversion Price. The "Conversion Price" is an amount equal to 90% of the average of the closing prices of CEL-SCI's common stock for the three trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.22. As of September 15, 2003 Cambrex had not converted any part of the note into shares of CEL-SCI's common stock. The actual number of additional shares issuable upon the conversion of the Cambrex note will vary depending upon a number of factors, including the price of CEL-SCI's common stock at certain dates. Accordingly, the number of shares which may be issued upon the conversion of the Cambrex note cannot be determined at this time. However, based upon the market price of CEL-SCI's common stock on September 15, 2003, CEL-SCI would be required to issue approximately 946,000 shares of common stock if all outstanding notes were converted on September 15, 2003.

F. The options are exercisable at prices ranging from $0.16 to $11.00 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

G. CEL-SCI has granted options for the purchase of 200,000 shares of common stock to certain investor relations consultants in consideration for services provided to CEL-SCI. The options are exercisable at prices ranging between $1.63 and $2.50 per share and expire between February 2004 and June 2006.

      The shares referred to in Notes B, C, D and F are being, or will be, offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                        MARKET FOR CEL-SCI'S COMMON STOCK

      As of September 15, 2003 there were approximately 2,500 record holders of CEL-SCI's common stock. CEL-SCI's common stock is traded on the American Stock Exchange. Set forth below are the range of high and low quotations for CEL-SCI's common stock for the periods indicated as reported on the American Stock Exchange. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

      Quarter Ending           High             Low

        12/31/00              $2.54             $1.00
         3/31/01              $3.30             $1.30
         6/30/01              $1.85             $1.16
         9/30/01              $1.94             $1.02

        12/31/01              $1.80             $0.72
         3/31/02              $1.28             $0.52
         6/30/02              $0.56             $0.27
         9/30/02              $0.52             $0.16

        12/31/02              $0.29             $0.19
         3/31/03              $0.27             $0.15
         6/30/03              $1.35             $0.20

      Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's Preferred Stock would allow CEL-SCI's directors to issue Preferred Stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's Common Stock. The issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's Common Stock.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

      The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included herein. Certain amounts reported in previous years have been reclassified to conform to the classifications being used as of and for the year ended September 30, 2002 and the nine months ended June 30, 2003.


                                                       For the Years  Ended  September 30,
                                        --------------------------------------------------------------
                                        2002           2001          2000         1999          1998
                                        ----           ----          ----         ----          ----

Grant Revenue and Other:            $ 384,939       $293,871      $ 40,540       $66,687      $ 64,573
                                    ---------       --------      --------       -------      --------

Operating Expenses:
  Research and Development          4,699,909      7,762,213     5,186,065     4,662,226     3,833,854
  Depreciation and Amortization       226,514        209,121       220,994       268,210       295,331
  General and Administrative        1,754,332      3,432,437     3,513,889     3,029,807     3,106,492
Interest Income                      ( 85,322)      (376,221)     (402,011)     (402,831)     (728,421)
Interest Expense                    2,131,750             --            --            --            --
                                   --------------------------------------------------------------------
Net Loss                          $(8,342,244)  $(10,733,679)  $(8,478,397)  $(7,490,725)  $(6,442,683)
Net loss attributable to
    common stock holders          $(9,989,988)  $(11,104,251)  $(8,478,397)  $(7,490,725)  $(6,442,683)
                                  =====================================================================
Net loss per common share
   (basic and diluted)            $     (0.35)  $      (0.51)  $     (0.44)  $     (0.52)  $     (0.74)
                                  =====================================================================
Weighted average common
   shares outstanding              28,746,341     21,824,273    19,259,190    14,484,352    11,379,437
                                  =====================================================================



                                                    Nine Months Ended June 30,
                                                    2003                 2002
                                                    ----                 ----

Grant Revenue and Other:                           $197,520          $307,974
                                                   --------          --------

Operating Expenses:
  Research and Development                        1,408,225         3,993,047
  Depreciation and Amortization                     143,351           170,317
  General and Administrative                      1,726,265         1,282,948
Interest Income                                     (40,707)          (68,831)
Interest Expense                                  1,437,996         1,900,504
                                                -----------         ---------
Net Loss                                        $(4,477,610)      $(6,970,011)
Accrued Dividends on Preferred Stock                 (5,844)         (177,464)
Accretion of Beneficial Conversion
 Feature on Preferred Stock                         (74,577)       (1,262,397)
                                                ------------      ------------
Net loss attributable to common stockholders    $(4,558,031)      $(8,409,872)
                                                ============      ============
Net loss per common share (basic and diluted)   $     (0.10)      $     (0.32)
                                                ============      ============
Weighted average common shares outstanding       47,914,264        26,508,757
                                               ============      ============



Balance Sheet Data:                                 September 30,
                          ----------------------------------------------------------

                                 2002         2001         2000           1999          1998
                                 ----         ----         ----           ----          ----

Working Capital                $690,804   $2,801,299    $11,725,940    $6,152,715    $12,926,014
Total Assets                  3,771,258    4,508,920     13,808,882     7,559,772     14,431,813
Convertible Debt (included in
     total liabilities)         639,288           --             --            --             --
Total Liabilities             2,709,087      507,727        847,423       461,586        456,529
Stockholders' Equity          1,062,171    4,001,193     12,961,459     7,098,186     13,975,284



                                            June 30, 2003

Working Capital                           $   614,490
Total Assets                                3,008,673
Convertible Debt                              105,702 *
Note Payable - Covance                        199,928 *
Note Payable - Cambrex                        637,566 *
Total Liabilities                           1,783,610
Stockholders' Equity                        1,225,063

*  Included in total liabilities

No dividends have been declared on CEL-SCI's common stock.

      CEL-SCI's net losses for each fiscal quarter during the two years ended September 30, 2002 and the nine months ended June 30, 2003.

                                                  Net Loss
      Quarter                  Net Loss           per Share

      12-31-00              $(2,543,489)          $(0.12)
      03-31-01              $(3,633,943)          $(0.18)
      06-30-01              $(2,045,155)          $(0.09)
      09-30-01              $(2,511,092)          $(0.12)
      12-31-01              $(2,920,620)          $(0.16)
      03-31-02              $(1,937,912)          $(0.10)
      06-30-02              $(2,111,479)          $(0.08)
      09-30-02              $(1,372,233)          $(0.05)
      12-31-02              $(1,682,865)          $(0.04)
      03-31-03              $(1,032,181)          $(0.02)
      06-30-03              $(1,770,763)          $(0.03)

Results of Operations

Fiscal 2002

      Grant revenue and other is primarily grant money received in payment of some research and development expenses. Research and development expenses in fiscal year 2002 declined significantly because CEL-SCI completed its current production of MULTIKINE(R) during the first quarter. This supply will be used in future clinical trials. During the fiscal year, CEL-SCI instituted a cost reduction program and reduced its workforce significantly. Hence, both research and development costs and general and administrative costs declined from the previous fiscal years. General and administrative expenses also declined due to the reversal of compensation charges of $593,472 resulting from a decline in the intrinsic value of options re-priced to employees. Interest income during the year ended September 30, 2002 reflects interest accrued and received on certificates of deposit. Because CEL-SCI issued Series F and Series G convertible notes during fiscal year 2002, there is a significant charge to interest expense during the year for the expensing of the discount on the notes and the deferred financing costs incurred for the issuance of these notes. This discount relates primarily to the value of the warrants received in the offering and the value of the beneficial conversion feature of the notes.

Fiscal 2001

      Research and development expenses in fiscal year 2001 are substantially higher than the prior period due to costs involved in manufacturing substantial quantities of MULTIKINE for use in future clinical trials and costs involved in validating the manufacturing process. General and Administrative expenses increased slightly due to compensation charges of $593,472 for options to employees that were repriced and compensation charges of $316,500 for options and common stock granted to persons other than employees for services rendered to CEL-SCI during fiscal year 2001. These increases were offset by a decrease of $288,000 for compensation charges related to the common stock bonus granted to an officer. Interest income during the year ended September 30, 2001 reflects interest accrued and received on investments.

Fiscal 2000

      Research and development expense in fiscal year 2000 is higher than in fiscal year 1999 because CEL-SCI is running more and larger clinical trials. General and administrative expenses increased due to the lawsuit brought by former directors which was settled in May of 2000. Interest income during the year ended September 30, 2000 reflects interest received and accrued on investments.

Three and Nine Months Ended June 30, 2003

      Grant revenues and other was lower during the three and nine months ended June 30, 2003 due to the winding down of the project for which CEL-SCI receives grant money. Research and development expenses declined because CEL-SCI completed its current production of MULTIKINE(R) during fiscal year 2002. General and administrative expenses were higher during the nine months ended June 30, 2002 since there was a reversal of a 2001 fiscal year charge of $593,472 resulting from a decline in the intrinsic value of the options repriced to employees. Interest income during the three and nine months ended June 30, 2003 was less than it was during the same periods in fiscal year 2002 as a result of CEL-SCI's smaller cash position and lower interest rates on interest bearing accounts. During the nine months ended June 30, 2003 and 2002, interest expense was $1,437,996 and $1,900,504, respectively. During the three months ended June 30, 2003 and 2002 interest expense was $771,138 and $1,074,136, respectively. Interest expense for all periods presented is primarily a non-cash item incurred to account for amortization of the discounts and deferred financing costs related to the issuance of the convertible notes and for interest expense on the note payable to Cambrex.

Liquidity and Capital Resources

      CEL-SCI has had only limited revenues from operations since its inception in March l983. CEL-SCI has relied primarily upon proceeds realized from the public and private sale of its common and preferred stock and convertible notes to meet its funding requirements. Funds raised by CEL-SCI have been expended primarily in connection with the acquisition of an exclusive worldwide license to certain patented and unpatented proprietary technology and know-how relating to the human immunological defense system, patent applications, the repayment of debt, the continuation of Company-sponsored research and development, administrative costs and construction of laboratory facilities. Inasmuch as CEL-SCI does not anticipate realizing revenues until such time as it enters into licensing arrangements regarding the technology and know-how licensed to it (which could take a number of years), CEL-SCI is mostly dependent upon the proceeds from the sale of its securities to meet all of its liquidity and capital resource requirements.

      In fiscal year 2002, CEL-SCI reduced its discretionary expenditures. If necessary, CEL-SCI plans to further reduce discretionary expenditures in fiscal 2003; however such reductions would further delay the development of CEL-SCI's products.

      During fiscal year 2003, CEL-SCI expects that it will spend significantly less on research, development, and clinical trials, mainly due to the completion of CEL-SCI's manufacturing validation program. CEL-SCI plans to use its existing financial resources, the proceeds from the sale of its common stock under the equity line of credit agreement with Rubicon Capital, and the proceeds from the issuance of convertible debt to fund its capital requirements during this period.

      Other than funding operating losses, funding its research and development program, and paying its liabilities, CEL-SCI does not have any material capital commitments. Material future liabilities as of August 31, 2003 are as follows:

Contractual Obligations:                         Years  Ending September 30,
                                            ----------------------------------
                            Total            2003         2004         2005
                            -----            ----         ----         ----
Notes Payable
   Cambrex               $686,992        $      --    $ 686,992     $     --
   Covance                199,928               --      199,928           --
Convertible Debt          450,000               --           --      450,000
Leases                     76,027           18,634       57,393           --
Interest and Dividends     68,602           68,602           --           --
                         --------        ---------    ---------     --------
                       $1,481,549        $  87,236    $ 944,313     $450,000
                       ==========        =========    =========     ========

      It should be noted that substantial additional funds will be needed for more extensive clinical trials which will be necessary before CEL-SCI will be able to apply to the FDA for approval to sell any products which may be developed on a commercial basis throughout the United States. In the absence of revenues, CEL-SCI will be required to raise additional funds through the sale of securities, debt financing or other arrangements in order to continue with its research efforts. However, there can be no assurance that such financing will be available or be available on favorable terms. It is the opinion of management that sufficient funds will be available from external financing and additional capital and/or expenditure reduction in order to meet CEL-SCI's liabilities and commitments as they come due during fiscal year 2003. Ultimately, CEL-SCI must complete the development of its products, obtain appropriate regulatory approvals and obtain sufficient revenues to support its cost structure.

      CEL-SCI's cash flow and earnings are subject to fluctuations due to changes in interest rates on its certificates of deposit, and, to an immaterial extent, foreign currency exchange rates.

Equity Line of Credit

      In order to provide a possible source of funding for CEL-SCI's current activities and for the development of its current and planned products, CEL-SCI entered into an equity line of credit agreement with Rubicon Group Ltd.

      Under the equity line of credit agreement, Rubicon Group has agreed to provide CEL-SCI with up to $10,000,000 of funding during a two year period beginning with the date of this prospectus. During this period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Rubicon Group, and Rubicon Group will be obligated to purchase the shares. The minimum amount CEL-SCI can draw down at any one time is $100,000, and the maximum amount CEL-SCI can draw down at any one time will be determined at the time of the drawdown request using a formula contained in the equity line of credit agreement. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the number of shares it will sell to Rubicon Group and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

Covance AG

On October 8, 2002, the Company signed an agreement with Covance AG (Covance), a Swiss Corporation. Pursuant to the agreement, amounts owed to Covance totaling $199,928 as of June 30, 2003 were converted to a note payable. The note is payable on January 2, 2004. Interest will be payable monthly at an annual rate of 8%. Until the entire amount has been paid to Covance, Covance is entitled to receive 2% of any draw-down of the Company's equity credit line, 2% of any net funds received from outside financings of less than $1 million, 3% of any net funds received from outside financings greater than $1 million but less than $2 million and 4% of any net funds received from outside financings greater than $2 million. During the nine months ended June 30, 2003, the Company paid $39,430 to Covance in accordance with the agreement.

Eastern Biotech

      In May 2003, CEL-SCI entered into an agreement with Eastern Biotech which provided Eastern Biotech with the following (i) the exclusive right to distribute MULTIKINE and CEL-1000 in Greece, Serbia and Croatia, (ii) a royalty equal to 2% of CEL-SCI's net sales of MULTIKINE and CEL-1000 prior to May 30, 2033, (iii) 1,100,000 shares of CEL-SCI's common stock and, (iv) warrants which allow Eastern Biotech to purchase an additional 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008. In consideration for the above Eastern Biotech paid CEL-SCI $500,000. Eastern Biotech will lose its exclusive right to distribute CEL-SCI's products unless Eastern Biotech has enrolled at least 20 patients in a controlled, mutually designed head and neck cancer clinical trial by June 1, 2004.

Cambrex Bio Science Promissory Note

     In November 2001 CEL-SCI gave a promissory note to Cambrex Bio Sciences, Inc., the owner of the manufacturing facility used by CEL-SCI to produce
MULTIKINE for CEL-SCI's clinical trials. The promissory note was in the principal amount of $1,172,517 which represented the cost of CEL-SCI's use of the Cambrex manufacturing facility for the three months ended January 10, 2002. The amount due Cambrex bears interest at the prime interest rate, plus 3%, which is adjusted monthly. The note is due in full, including accrued interest, on January 2, 2004. Pursuant to the agreement, CEL-SCI surrendered a cash deposit and transferred title to certain equipment to Cambrex, which reduced the amount due by $225,000. Until the note is paid in full, CEL-SCI has agreed to pay Cambrex 10% of all amounts received by CEL-SCI, net of financing costs, from any future financings, including amounts received by CEL-SCI from its equity line of credit. As of September 15, 2003 CEL-SCI had made $485,525 in principal payments on the note. Cambrex, at its option, may convert all or part of the amount due Cambrex into shares of CEL-SCI's common stock. The number of shares to be issued to Cambrex upon any conversion of the note will be determined by dividing that portion of the note to be converted by the Conversion Price. The "Conversion Price" is an amount equal to 90% of the average of the closing prices of CEL-SCI's common stock for the three trading days immediately prior to the conversion date. However, the Conversion Price may not be less than $0.22. As of September 15, 2003 Cambrex had not converted any part of the note into shares of CEL-SCI's common stock.

Convertible Notes

      In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. As of November 30, 2002 these notes had been converted into 6,592,461 shares of CEL-SCI's common stock.

      In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of July 31, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock.

      On January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. The notes bear interest at 7% per year, are due and payable on January 7, 2005 and are secured by substantially all of CEL-SCI's assets. Interest is payable quarterly. If CEL-SCI fails to make any interest payment when due, the notes will become immediately due and payable.

      See "Description of Securities" for further information regarding other terms of the Series H notes.

Critical Accounting Policies

      CEL-SCI's significant accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. However, certain accounting policies are particularly important to the portrayal of financial position and results of operations and require the application of significant judgments by management. As a result, the consolidated financial statements are subject to an inherent degree of uncertainty. In applying those policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. These estimates are based on CEL-SCI's historical experience, terms of existing contracts, observance of trends in the industry and information available from outside sources, as appropriate. Our significant accounting policies include:

      Patents - Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization is made. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset, and from disposition, is less than the carrying value of the asset. The amount of the impairment loss would be the difference between the estimated fair value of the asset and its carrying value.

      Stock Options - In October 1996, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). This statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. CEL-SCI has elected to continue to account for its employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Options to non-employees are accounted for in accordance with FASB's Emerging Issues Task Force (EITF) Issue 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, compensation is recognized when goods or services are received and is measured using the Black-Scholes valuation model. The Black-Scholes model requires management to make assumptions regarding the fair value of the options at the date of grant and the expected life of the options.

      Asset Valuations and Review for Potential Impairments - CEL-SCI reviews its fixed assets every fiscal quarter. This review requires that CEL-SCI make assumptions regarding the value of these assets and the changes in circumstances that would affect the carrying value of these assets. If such analysis indicates that a possible impairment may exist, CEL-SCI is then required to estimate the fair value of the asset and, as deemed appropriate, expense all or a portion of the asset. The determination of fair value includes numerous uncertainties, such as the impact of competition on future value. CEL-SCI believes that it has made reasonable estimates and judgments in determining whether our long-lived assets have been impaired; however, if there is a material change in the assumptions used in our determination of fair values or if there is a material change in economic conditions or circumstances influencing fair value, CEL-SCI could be required to recognize certain impairment charges in the future.

      Convertible Notes - Convertible notes were issued during the year. CEL-SCI initially offset a portion of the notes with a discount representing the relative fair value of the warrants and a beneficial conversion feature discount. This discount is amortized to interest expense over the period the notes are outstanding. The fair value of the warrants and the beneficial conversion discount are calculated based on available market data using appropriate valuation models. These valuations require that CEL-SCI make assumptions and estimates regarding the convertible notes and warrants. Management uses its judgment, as well as outside sources, to determine these assumptions and estimates.

Quantitative and Qualitative Disclosure About Market Risks

      Market risk is the potential change in an instrument's value caused by, for example, fluctuations in interest and currency exchange rates. CEL-SCI has no derivative financial instruments or debt. Further, there is no exposure to risks associated with foreign exchange rate changes because none of the operations of CEL-SCI are transacted in a foreign currency. The interest rate risk on investments is considered immaterial due to the dollar value of investments as of September 30, 2002 and June 30, 2003. CEL-SCI has a note payable with an interest rate at prime plus 3%. This represents a market risk if the prime interest rate rises. However, based on the Federal Reserve Board's actions, CEL-SCI believes that a large increase in the prime rate is unlikely in the near future.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized but will rather be tested at least annually for impairment. CEL-SCI adopted SFAS No. 142 on October 1, 2002. There was not a material impact from the implementation of SFAS No. 142 on its consolidated financial position, results of operations or cash flows.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. There was not a material impact from the adoption of SFAS No. 143 on its consolidated financial position, results of operations, or cash flows.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board Statement ("APB") 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. CEL-SCI adopted SFAS No. 144 on October 1, 2002. The adoption of SFAS No. 144 did not have a material effect on its consolidated financial position, results of operations or cash flows.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires the classification of gains and losses from extinguishments of debt as extraordinary items only if they meet certain criteria for such classification in APB No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions". Any gain or loss on extinguishments of debt classified as an extraordinary item in prior periods that does not meet the criteria must be reclassified to other income or expense. These provisions are effective for fiscal years beginning after May 15, 2002. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. These lease provisions are effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material effect on CEL-SCI's consolidated financial position, results of operations or cash flows.

      In July 2002, the FASB issued SFAS No. 146 , "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces "Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on CEL-SCI's consolidated financial position, results of operations or cash flows.

      In December 2002, the FASB issued Statement No. 148 (SFAS No. 148), "Accounting for Stock-Based Compensation - Transition and Disclosure" which amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and requires more prominent and more frequent disclosures in the financial statements of the effects of stock-based compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002 and the interim disclosure provisions are effective for interim periods beginning after December 15, 2002. CEL-SCI has adopted SFAS No. 148 and has provided the required interim disclosures in Note A to its financial statements for the three months ended March 31, 2003 which are included as part of this prospectus.

      In April 2003, the FASB issued SFAS No. 149 "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities". The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS
133. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted similarly. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this SFAS No. 149 did not have a material effect on CEL-SCI's financing position, results of operations or cash flows.

      In May 2003, the FASB adopted SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on CEL-SCI's financial position, results of operations or cash flows.

                                    BUSINESS

      CEL-SCI Corporation (the "Company") was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of the drugs and vaccines described below.

MULTIKINE

      CEL-SCI's first, and main, product, MULTIKINE(R), manufactured using CEL-SCI's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL-2") and certain lymphokines and cytokines. MULTIKINE is being tested to determine if it is effective in improving the immune response of cancer patients.

      MULTIKINE has been tested in over 190 patients in clinical trials conducted in the U.S., Canada, Europe and Israel. Most of these patients were head and neck cancer patients, but some studies were also conducted in prostate cancer patients, HIV-infected patients and HIV-infected women with Human

Papilloma Virus ("HPV")-induced cervical dysplasia, the precursor stage before the development of cervical cancer. The safety profile was found to be very good and CEL-SCI believes that the tumor response data suggests that further studies are warranted. CEL-SCI is currently conducting one additional Phase II head and neck cancer study and one study with HIV-infected women with HPV-induced cervical dysplasia.

      The function of the immunological system is to protect the body against infectious agents, including viruses, bacteria, parasites and malignant (cancer) cells. An individual's ability to respond to infectious agents and to other substances (antigens) recognized as foreign by the body's immune system is critical to health and survival. When the immune response is adequate, infection is usually combated effectively and recovery follows. Severe infection can occur when the immune response is inadequate. Such immune deficiency can be present from birth but, in adult life, it is frequently acquired as a result of intense sickness or as a result of the administration of chemotherapeutic drugs and/or radiation. It is also recognized that, as people reach middle age and thereafter, the immune system grows weaker.

      Two classes of white blood cells, macrophages and lymphocytes, are believed to be primarily responsible for immunity. Macrophages are large cells whose principal immune activity is to digest and destroy infectious agents. Lymphocytes are divided into two sub-classes. One sub-class of lymphocytes, B-cells, produces antibodies in response to antigens. Antibodies have unique combining sites (specificities) that recognize the shape of particular antigens and bind with them. The combination of an antibody with an antigen sets in motion a chain of events which may neutralize the effects of the foreign substance. The other sub-class of lymphocytes, T-cells, regulates immune responses. T-cells, for example, amplify or suppress antibody formation by B-cells, and can also directly destroy "foreign" cells by activating "killer cells."

      It is generally recognized that the interplay among T-cells, B-cells and the macrophages determines the strength and breadth of the body's response to infection. It is believed that the activities of T-cells, B-cells and macrophages are controlled, to a large extent, by a specific group of hormones called cytokines. Cytokines regulate and modify the various functions of both T-cells and B-cells. There are many cytokines, each of which is thought to have distinctive chemical and functional properties. IL-2 is but one of these cytokines and it is on IL-2 and its synergy with other cytokines that CEL-SCI has focused its attention. Scientific and medical investigation has established that IL-2 enhances immune responses by causing activated T-cells to proliferate. Without such proliferation no immune response can be mounted. Other cytokines support T-cell and B-cell proliferation. However, IL-2 is the only known cytokine which causes the proliferation of T-cells. IL-2 is also known to activate B-cells in the absence of B-cell growth factors.

      Although IL-2 is one of the best characterized cytokines with anticancer potential, CEL-SCI is of the opinion that to have optimum therapeutic value, IL-2 should be administered not as a single substance but rather as a mixture of IL-2 and certain cytokines, i.e. as a "cocktail". This approach, which was pioneered by CEL-SCI, makes use of the synergism between these cytokines. It should be noted, however, that neither the FDA nor any other agency has determined that CEL-SCI's MULTIKINE product will be effective against any form of cancer.

      It has been reported by researchers in the field of cytokine research that IL-2 can increase the number of killer T-cells produced by the body, which improves the body's capacity to selectively destroy specific tumor cells. Research and human clinical trials sponsored by CEL-SCI have indicated a correlation between administration of MULTIKINE to cancer patients and immunological responses. On the basis of these experimental results, CEL-SCI believes that MULTIKINE may have application for the treatment of solid tumors in humans.

      In November 1990, the Florida Department of Health and Rehabilitative Services ("DHRS") gave the physicians at a southern Florida medical institution approval to start a clinical cancer trial in Florida using CEL-SCI's MULTIKINE product. The focus of the trial was unresectable head and neck cancer.

      In 1991, four patients with regionally advanced squamous cell cancer of the head and neck were treated with CEL-SCI's MULTIKINE product. The patients had previously received radical surgery followed by x-ray therapy but developed recurrent tumors at multiple sites in the neck and were diagnosed with terminal cancer. The patients had low levels of lymphocytes and evidence of immune deficiency (generally a characteristic of this type of cancer).

      Significant tumor reduction occurred in three of the four patients as a result of the treatment with MULTIKINE. Negligible side effects were observed and the patients were treated as outpatients. Notwithstanding the above, it should be noted that these trials were only preliminary and were only conducted on a small number of patients. It remains to be seen if MULTIKINE will be effective in treating any form of cancer.

      These results caused CEL-SCI to embark on a major manufacturing program for MULTIKINE with the goal of being able to produce a drug that would meet the stringent regulatory requirements for advanced human studies. This program included building a pilot scale manufacturing facility.

      Since that time, MULTIKINE has been well tolerated in clinical studies involving approximately 190 patients. Clinical data were presented at the 5th International Congress on Head and Neck Cancer in San Francisco in August, 2000. The study enrolled advanced primary head and neck cancer patients who were treated prior to surgery and/or radiation for 2 weeks. Dr. Dudkevitch from the Department of Otolaryngology at the Rabin Medical Center, Israel, presented data showing that, of the 12 patients treated, two patients had a complete tumor response (100% tumor reduction) following the 2-week treatment with the MULTIKINE regimen. He also noted that upon histopathological examination of the tissue removed during surgery, no tumor residues were found in those patients. Another 4 patients showed a partial (greater than 50%) tumor reduction and six patients had tumor reductions of less than 50%. Two patients refused surgery after treatment with MULTIKINE.

      In May 2001, CEL-SCI also started a Phase I clinical trial at the University of Maryland Biotechnology Institute (UMBI). The focus of this study is HIV-infected women with Human Papilloma Virus (HPV)-induced cervical dysplasia, the precursor stage before the development of cervical cancer. The goal of the study is to obtain safety and preliminary efficacy data on MULTIKINE as a treatment for pre-cancerous lesions of the cervix (dysplasia). Most cervical dysplasia and cancer is due to infection with HPV. The rationale for using MULTIKINE in the treatment of cervical dysplasia/cancer is that MULTIKINE may safely boost the patients' immune systems to the point where their immune systems can eliminate the virally-induced cancer. Cervical cancer is the second leading cause of cancer death in women worldwide.

      The HIV-infected women with HPV-induced cervical dysplasia were chosen as a study group because of the high morbidity and low success rate of current surgical therapies. Since HIV infection results in immune suppression, HPV-induced cervical dysplasia follows a more malignant and aggressive course of disease in such women. Co-infection with HPV is common in HIV-positive women (about 83%) and cervical cancer is considered an AIDS-defining illness.

      HPV infection is also a leading health problem in non HIV-infected American college age women. A large concern among women who have HPV-induced cervical dysplasia is that the repeated surgical procedures will lead to a hysterectomy and the inability to bear children.

      Results from this ongoing Phase I clinical trial of MULTIKINE in cervical dysplasia in HPV/HIV co-infected women indicated elimination or reduction of dysplasia in seventy-one percent (71%) of the patients, excellent treatment tolerance, and the confirmation of dysplasia elimination or reduction in severity by histopathology.

      In November 2000, CEL-SCI concluded a development, supply and distribution agreement with Orient Europharma of Taiwan. The agreement gives Orient Europharma the exclusive marketing rights to MULTIKINE for all cancer indications in Taiwan, Singapore, Hong Kong and Malaysia. The agreement provides for Orient Europharma to fund the clinical trials needed to obtain marketing approvals in the four countries for head and neck cancer, naso-pharyngeal cancer and potentially cervical cancer, which are very prevalent in Far East Asia. The Company may use the clinical data generated in these trials to support applications for marketing approvals for MULTIKINE in other parts of the world.

      Under the agreement, CEL-SCI will manufacture MULTIKINE and Orient Europharma will purchase the product from CEL-SCI for distribution in the territory. Both parties will share in the revenue from the sale of MULTIKINE.

      Proof of efficacy for anti-cancer drugs is a lengthy and complex process. At this early stage of clinical investigation, it remains to be proven that MULTIKINE will be effective against any form of cancer. Even if some form of MULTIKINE is found to be effective in the treatment of cancer, commercial use of MULTIKINE may be several years away due to extensive safety and effectiveness tests that would be necessary before required government approvals are obtained. It should be noted that other companies and research teams are actively involved in developing treatments and/or cures for cancer, and accordingly, there can be no assurance that CEL-SCI's research efforts, even if successful from a medical standpoint, can be completed before those of its competitors.

      CEL-SCI uses an unrelated corporation for certain aspects of the production of MULTIKINE for research and testing purposes. The agreement with this corporation expires in 2006.

T-CELL MODULATION PROCESS

      CEL-SCI's patented T-cell Modulation Process uses "heteroconjugates" to direct the body to choose a specific immune response. The heteroconjugate technology, referred to as L.E.A.P.S. (Ligand Epitope Antigen Presentation System), is intended to selectively stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections and cancer, when it cannot do so on its own. Administered like vaccines, L.E.A.P.S. combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

      The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

      CEL-SCI intends to use this technology to develop potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex, malaria, and myocarditis.

      CEL-SCI is involved in the following publicly announced studies which are designed to determine the effectiveness of the L.E.A.P.S. technology in preclinical studies:

      Cooperative Research and Development Agreement ("CRADA") with the Naval Medical Research Institute of the U.S. Navy to jointly develop a potential malaria vaccine using the L.E.A.P.S. technology. While at present the number of malaria cases is not a major problem in the continental U.S., there are an increasing number of cases involving Americans bringing the disease home from overseas travels. Currently, there is no approved malaria vaccine anywhere in the world.

      Development of a herpes simplex virus vaccine based on the L.E.A.P.S. technology with funding from the National Institute of Allergy and Infectious Diseases.

      Collaborative study for the treatment, and possible prevention, of autoimmune myocarditis with researchers at the Department of Pathology, the Johns Hopkins Medical Institutions, Baltimore, Maryland.

      An outgrowth of CEL-SCI's L.E.A.P.S. technology is a new compound called CEL-1000. CEL-1000 has shown protection in animal testing against malaria, herpes simplex and cancer in early studies.

      In the Spring of 2002, CEL-SCI, in conjunction with The Naval Medical Research Center, announced that CEL-1000 provided 100% protection against malaria infection in a mouse model. The same peptide also induced protective effects in mouse models for herpes simplex virus and cancer. In the Fall of 2002 CEL-SCI announced that it had signed a Cooperative Research and Development Agreement (CRADA) with the U.S. Navy for CEL-1000 in malaria. CEL-SCI also announced an agreement with the Cincinnati Children's Hospital Medical Center

(CHMR) of the University of Cincinnati to evaluate CEL-1000 for protection against herpes in the guinea pig vaginal challenge model.

      CEL-SCI received two grants in April 2003 and one grant in May 2003. The first grant, totaling $1,100,000 and announced on April 4, 2003, was awarded by the United States government to Northeastern Ohio Universities College of Medicine and CEL-SCI. The grant is intended to support the development of CEL-SCI's new compound, CEL-1000, as a possible treatment for viral encephalitis, a potentially lethal inflammation of the brain. The grant was awarded following a peer review process and will fund pre-clinical studies leading up to toxicology studies. The grant is for a period of three years. The second grant, announced on April 23, 2003, is a Phase I Small Business Innovation Research (SBIR) grant from the National Heart, Lung and Blood Institute (NHLBI), National Institutes of Health (NIH), in the amount of $134,000 for the further development of a potential treatment for autoimmune myocarditis, a heart disease. The work will be done in conjunction with scientists at Johns Hopkins Medical Institutions in Baltimore, Maryland. The third grant was announced on May 7, 2003. This grant for $162,000 is a Phase I SBIR grant from the National Institutes of Allergy and Infectious Diseases, NIH for the further development of CEL-1000 against Herpes Simplex.

RESEARCH AND DEVELOPMENT

      Since 1983, and through September 30, 2002, approximately $44,700,000 has been expended on CEL-SCI-sponsored research and development, including approximately $4,700,000, $7,762,000 and $5,186,000, respectively during the years ended September 30, 2002, 2001 and 2000.

      The costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses have been funded with the public and private sales of shares of CEL-SCI's common stock, preferred stock and borrowings from third parties, including affiliates of CEL-SCI.

      CEL-SCI has a Scientific Advisory Board ("SAB") comprised of scientists distinguished in biomedical research in the field of cytokines and related areas. From time to time, members of the SAB advise CEL-SCI on its research activities. Institutions with which members of the SAB are affiliated have in the past conducted and may in the future conduct Company-sponsored research. The SAB has in the past and may in the future, at its discretion, invite other scientists to opine in confidence on the merits of CEL-SCI-sponsored research.

      The members of CEL-SCI's SAB are:

     Michael J. Mastrangelo, M.D. - Professor of Medicine, Jefferson Medical College, Philadelphia, Pennsylvania; and Associate Clinical Director, Jefferson Cancer Center, Philadelphia, Pennsylvania.

     Alan B. Morris, Ph.D. - Professor, Department of Biological Sciences, University of Warwick, Coventry, U.K.


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


GOVERNMENT REGULATION

      The investigational agents and future products of CEL-SCI are regulated in the United States under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and the laws of certain states. The Federal Food and Drug Administration (FDA) exercises significant regulatory control over the clinical investigation, manufacture and marketing of pharmaceutical and biological products.

      Prior to the time a pharmaceutical product can be marketed in the United States for therapeutic use, approval of the FDA must normally be obtained. Preclinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required in order to establish product safety and efficacy.

      The first stage of evaluation, preclinical testing, must be conducted in animals. After lack of toxicity has been demonstrated, the test results are submitted to the FDA along with a request for clearance to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of humans under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

      After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to test the product's ability to treat or prevent a specific disease, and the results are analyzed for clinical efficacy and safety. If the results appear to warrant confirmatory studies, the data is submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new biological drug are submitted to the FDA as part of a product license application ("PLA"), a New Drug Application ("NDA") or Biologics License Application ("BLA"), depending on the type or derivation of the product being studied.

      In addition to obtaining FDA approval for a product, a biologics establishment license application ("ELA") may need to be filed in the case of biological products derived from blood, or not considered to be sufficiently well characterized, in order to obtain FDA approval of the testing and manufacturing facilities in which the product is produced. To the extent all or a portion of the manufacturing process for a product is handled by an entity other than CEL-SCI, CEL-SCI must similarly receive FDA approval for the other entity's participation in the manufacturing process. Domestic manufacturing establishments are subject to inspections by the FDA and by other Federal, state and local agencies and must comply with Good Manufacturing Practices ("GMP") as appropriate for production. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full technical compliance.

      The process of drug development and regulatory approval requires substantial resources and many years. Approval of drugs and biologicals by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

      There are no assurances that clinical trials conducted under approvals from foreign countries will be accepted by the FDA. Product licensure in a foreign country does not mean that the product will be licensed by the FDA and there are no assurances that CEL-SCI will receive any approval of the FDA or any other governmental entity for the manufacturing and/or marketing of a product. Consequently, the commencement of the marketing of any Company product is, in all likelihood, many years away.

      There can be no assurance that CEL-SCI will be successful in obtaining approvals from any regulatory authority to conduct further clinical trials or to manufacture and sell its products. The lack of regulatory approval for CEL-SCI's products will prevent CEL-SCI from generally marketing its products. Delays in obtaining regulatory approval or the failure to obtain regulatory approval in one or more countries may have a material adverse impact upon CEL-SCI's operations.

COMPETITION AND MARKETING

      Many companies, nonprofit organizations and governmental institutions are conducting research on cytokines. Competition in the development of therapeutic agents incorporating cytokines is intense. Large, well-established pharmaceutical companies are engaged in cytokine research and development and have considerably greater resources than CEL-SCI has to develop products. The establishment by these large companies of in-house research groups and of joint research ventures with other entities is already occurring in these areas and will probably become even more prevalent. In addition, licensing and other collaborative arrangements between governmental and other nonprofit institutions and commercial enterprises, as well as the seeking of patent protection of inventions by nonprofit institutions and researchers, could result in strong competition for CEL-SCI. Any new developments made by such organizations may render CEL-SCI's licensed technology and know-how obsolete.

      Several biotechnology companies are producing IL-2-like compounds. CEL-SCI believes, however, that it is the only producer of a patented IL-2 product using a patented cell-culture technology with normal human cells. CEL-SCI foresees that its principle competition will come from producers of genetically-engineered IL-2-like products. However, it is CEL-SCI's belief, based upon growing scientific evidence, that its natural IL-2 products have advantages over the genetically engineered, IL-2-like products. Evidence indicates that genetically engineered, IL-2-like products, which lack sugar molecules and typically are not water soluble, may be recognized by the immunological system as a foreign agent, leading to a measurable antibody build-up and thereby possibly voiding their therapeutic value. Furthermore, CEL-SCI's research has established that to have optimum therapeutic value IL-2 should be administered not as a single substance but rather as an IL-2-rich mixture of certain cytokines and other proteins, i.e. as a "cocktail". If these differences prove to be of importance, and if the therapeutic value of its MULTIKINE product is conclusively established, CEL-SCI believes it will be able to establish a strong competitive position in a future market.

      CEL-SCI has not established a definitive plan for marketing nor has it established a price structure for CEL-SCI's saleable products. However, CEL-SCI intends, if CEL-SCI is in a position to begin commercialization of its products, to enter into written marketing agreements with various major pharmaceutical firms with established sales forces. The sales forces in turn would probably target CEL-SCI's products to cancer centers, physicians and clinics involved in immunotherapy.

      CEL-SCI may encounter problems, delays and additional expenses in developing marketing plans with outside firms. In addition, CEL-SCI may experience other limitations involving the proposed sale of its products, such as uncertainty of third-party reimbursement. There is no assurance that CEL-SCI can successfully market any products which they may develop or market them at competitive prices.

      Some of the clinical trials funded to date by CEL-SCI have not been approved by the FDA, but rather have been conducted pursuant to approvals obtained from certain states and foreign countries. Conducting clinical studies in foreign countries is normal industry practice since these studies can often be completed in less time and are less expensive than studies conducted in the U.S. Conducting clinical studies in foreign countries is also beneficial since CEL-SCI will need the approval from a foreign country prior to the time CEL-SCI can market any of its drugs in the foreign country. However, since the results of these clinical trials may not be accepted by the FDA, competitors conducting clinical trials approved by the FDA may have an advantage in that the products of such competitors are further advanced in the regulatory process than those of CEL-SCI. CEL-SCI is conducting its trials in compliance with internationally recognized standards. By following these standards, CEL-SCI anticipates obtaining acceptance from world regulatory bodies, including the FDA.

PROPERTIES

      CEL-SCI leases office space at 8229 Boone Blvd., Suite 802, Vienna, Virginia at a monthly rental of approximately $7,800. CEL-SCI believes this arrangement is adequate for the conduct of its present business.

      CEL-SCI has a 17,900 square foot laboratory which is leased by CEL-SCI at a cost of approximately $11,200 per month. The laboratory lease expires in 2004, with extensions available until 2014.

                                   MANAGEMENT

Officers and Directors

Name                     Age    Position

Maximilian de Clara       73    Director and President
Geert R. Kersten, Esq.    43    Director, Chief Executive Officer and Treasurer

Name                     Age    Position

Patricia B. Prichep       50    Senior Vice President of Operations and
                                Secretary
Dr. Eyal Talor            46    Senior Vice President of Research and
                                Manufacturing
Dr. Daniel H. Zimmerman   60    Senior Vice President of Research, Cellular
                                Immunology
Alexander G. Esterhazy    57    Director
Dr. C. Richard Kinsolving 67    Director
Peter R. Young            57    Director

      The directors of CEL-SCI serve in such capacity until the next annual meeting of CEL-SCI's shareholders and until their successors have been duly elected and qualified. The officers of CEL-SCI serve at the discretion of CEL-SCI's directors.

      Mr. Maximilian de Clara, by virtue of his position as an officer and director of CEL-SCI, may be deemed to be the "parent" and "founder" of CEL-SCI as those terms are defined under applicable rules and regulations of the Securities and Exchange Commission.

      The principal occupations of CEL-SCI's officers and directors, during the past several years, are as follows:

      Maximilian de Clara. Mr. de Clara has been a Director of CEL-SCI since its inception in March l983, and has been President of CEL-SCI since July l983. Prior to his affiliation with CEL-SCI, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society.

     Geert R. Kersten, Esq. Mr. Kersten was Director of Corporate and Investment Relations for CEL-SCI between February 1987 and October 1987. In October of 1987, he was appointed Vice President of Operations. In December 1988, Mr. Kersten was appointed Director of the Company. Mr. Kersten also became CEL-SCI's Treasurer in 1989. In May 1992, Mr. Kersten was appointed Chief Operating
Officer and in February 1995, Mr. Kersten became CEL-SCI's Chief Executive Officer. In previous years, Mr. Kersten worked as a financial analyst with Source Capital, Ltd., an investment advising firm in McLean, Virginia. Mr. Kersten is a stepson of Maximilian de Clara, who is the President and a Director of CEL-SCI. Mr. Kersten attended George Washington University in Washington, D.C. where he earned a B.A. in Accounting and an M.B.A. with emphasis on International Finance. He also attended law school at American University in Washington, D.C. where he received a Juris Doctor degree.

     Patricia B. Prichep has been the Company's Senior Vice President of Operations since March 1994. Between December 1992 and March 1994, Ms. Prichep was the Company's Director of Operations. Ms. Prichep became CEL-SCI's Secretary in May 2000. From June 1990 to December 1992, Ms. Prichep was the Manager of

Quality and Productivity for the NASD's Management, Systems and Support Department. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd.

      Eyal Talor, Ph.D. has been CEL-SCI's Senior Vice President of Research and Manufacturing since March 1994. From October 1993 until March 1994, Dr. Talor was Director of Research, Manufacturing and Quality Control, as well as the Director of the Clinical Laboratory, for Chesapeake Biological Laboratories, Inc. From 1991 to 1993, Dr. Talor was a scientist with SRA Technologies, Inc., as well as the director of SRA's Flow Cytometry Laboratory (1991-1993) and Clinical Laboratory (1992-1993). During 1992 and 1993, Dr. Talor was also the Regulatory Affairs and Safety Officer For SRA. Since 1987, Dr. Talor has held various positions with the Johns Hopkins University, including course coordinator for the School of Continuing Studies (1989-Present), research associate and lecturer in the Department of Immunology and Infectious Diseases (1987-1991), and associate professor (1991-Present).

      Daniel H. Zimmerman, Ph.D. has been CEL-SCI's Senior Vice President of Cellular Immunology since January 1996. Dr. Zimmerman founded CELL-MED, Inc. and was its president from 1987-1995. From 1973 to 1987 Dr. Zimmerman served in various positions at Electronucleonics, Inc. including Scientist, Senior Scientist, Technical Director and Program Manager. From 1969-1973 Dr. Zimmerman was a Senior Staff Fellow at NIH.

      Alexander G. Esterhazy has been an independent financial advisor since November 1997. Between July 1991 and October 1997 Mr. Esterhazy was a senior partner of Corpofina S.A. Geneva, a firm engaged in mergers, acquisitions and portfolio management. Between January 1988 and July 1991 Mr. Esterhazy was a managing director of DG Bank in Switzerland. During this period Mr. Esterhazy was in charge of the Geneva, Switzerland branch of the DG Bank, founded and served as vice president of DG Finance (Paris) and was the President and Chief Executive officer of DG-Bourse, a securities brokerage firm.

      C. Richard Kinsolving, Ph.D. has been a Director of CEL-SCI since April 2001. Since February 1999 Dr. Kinsolving has been the Chief Executive Officer of BioPharmacon, a pharmaceutical development company. Between December 1992 and February 1999 Dr. Kinsolving was the President of Immuno-Rx, Inc., a company engaged in immuno-pharmaceutical development. Between December 1991 and September 1995 Dr. Kinsolving was President of Bestechnology, Inc. a nonmedical research and development company producing bacterial preparations for industrial use. Dr. Kinsolving received his Ph.D. in Pharmacology from Emory University
(1970), his Masters degree in Physiology/Chemistry from Vanderbilt University
(1962), and his Bachelor's degree in Chemistry from Tennessee Tech. University
(1957).

      Peter R. Young, Ph.D. has been a Director of CEL-SCI since August 2002. Dr. Young has been a senior executive within the pharmaceutical industry in the United States and Canada for most of his career. Over the last 20 years he has primarily held positions of Chief Executive Officer or Chief Financial Officer and has extensive experience with acquisitions and equity financings. Since November 2001 Dr. Young has been the Chief Operating Officer of Immune Therapies

International, Inc., which has its principal operations in Tucson, Arizona. Immune Therapies International treats patients requiring immune system therapy to fight serious diseases such as cancer, multiple sclerosis and hepatitis. Dr. Young received his Ph.D. in Organic Chemistry from the University of Bristol, England (1969), and his Bachelor's degree in Honors Chemistry, Mathematics and Economics also from the University of Bristol, England (1966).

      All of CEL-SCI's officers devote substantially all of their time to CEL-SCI's business. Messrs. Esterhazy, Kinsolving and Young, as directors, devote only a minimal amount of time to CEL-SCI.
      CEL-SCI has an audit committee and compensation committee. The members of the audit committee are Alexander G. Esterhazy, C. Richard Kinsolving and Peter Young. The members of the compensation committee are Maximilian de Clara, Alexander Esterhazy and C. Richard Kinsolving.

Executive Compensation

      The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of CEL-SCI and (ii) by each other executive officer of CEL-SCI who received in excess of $100,000 during the fiscal year ended September 30, 2002.
                                                                           All
                                               Other                      Other
                                               Annual   Restric-          Com-
                                               Compen-  ted Stock Options pensa-
Name and Princi-     Fiscal   Salary    Bonus  sation    Awards   Granted  tion
 pal Position         Year     (1)       (2)    (3)       (4)       (5)    (6)
----------------     -----    ------    -----  ------   --------  ------- ------

Maximilian de Clara,  2002  $363,000       --  $46,079  $ 89,334   75,000    --
President             2001  $357,167       --  $52,186  $262,000   95,000  $ 64
                      2000  $345,583       --  $72,945  $550,000   60,000  $ 64

Geert R. Kersten,     2002  $346,324       --  $15,044  $ 10,929  105,000    --
Chief Executive       2001  $265,175       --  $10,462  $  8,313  655,000 $4,114
Officer and           2000  $303,049       --  $15,349  $ 10,375   60,000 $4,114
Treasurer

Patricia B. Prichep   2002  $140,464       --  $ 3,000  $  5,597   90,500    --
Senior Vice President 2001  $104,505       --  $ 3,000  $  6,270  260,000  $ 63
of Operations and     2000  $114,430       --  $ 3,000  $  6,998   23,000  $ 63
Secretary

Eyal Talor, Ph.D.     2002  $187,075       --  $ 3,000  $  5,702   85,000    --
Senior Vice President 2001   157,420       --  $ 3,000  $  9,269  200,000  $ 63
of Research and       2000  $150,334       --  $ 3,000  $  9,020   50,000  $ 63
Manufacturing

Daniel Zimmerman,     2002  $143,583       --  $ 3,000  $  5,763   91,000    --
 Ph.D.,               2001  $117,145       --  $ 3,000  $  6,962  175,000  $ 64
Senior Vice President 2000  $124,165       --  $ 3,000  $  7,450   20,000  $ 64
of Cellular Immunology

(1) The dollar value of base salary (cash and non-cash) received. During the year ended September 30, 2002, $468,703 of the total salaries paid to the persons shown in the table were paid in restricted shares of CEL-SCI's common stock.

(2)  The dollar value of bonus (cash and non-cash) received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent automobile, parking and other transportation expenses, plus, in the case of Maximilian de Clara and Geert Kersten, director's fees of $8,000. During the year ended September 30, 2002, $24,250 of the total Other Annual compensation paid to the persons shown in the table were paid in restricted shares of CEL-SCI's common stock.

(4) During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table. In the case of Mr. de Clara, the shares were issued in consideration for past services rendered to CEL-SCI. In the case of all other persons listed in the table, the shares were issued as CEL-SCI's contribution on behalf of the named officer to CEL-SCI's 401(k) retirement plan.

      As of September 30, 2002, the number of shares of CEL-SCI's common stock, owned by the officers included in the table above, and the value of such shares at such date, based upon the market price of CEL-SCI's common stock were:

      Name                          Shares            Value

      Maximilian de Clara          525,421         $  95,296
      Geert R. Kersten             667,762          $120,197
      Patricia B. Prichep          206,484         $  37,167
      Eyal Talor, Ph.D.            192,527         $  34,655
      Daniel Zimmerman, Ph.D.      214,391         $  38,590

      Dividends may be paid on shares of restricted stock owned by CEL-SCI's officers and directors, although CEL-SCI has no plans to pay dividends.

(5)The shares of Common Stock to be received upon the exercise of all stock options granted during the periods covered by the Table. Includes certain options issued in connection with CEL-SCI's Salary Reduction Plans as well as certain options purchased from CEL-SCI. See "Options Granted During Fiscal Year Ended September 30, 2002" below.

(6) All other compensation received that CEL-SCI could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, CEL-SCI with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, CEL-SCI. Amounts in the table represent life insurance premiums.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None.

Employee Pension, Profit Sharing or Other Retirement Plans

      During 1993 CEL-SCI implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all the Company's employees. Prior to January 1, 1998 CEL-SCI's contribution was equal to the lesser of 3% of each employee's salary, or 50% of the employee's contribution. Effective January 1, 1998 the plan was amended such that the Company's contribution is now made in shares of CEL-SCI's common stock as opposed to cash. Each participant's contribution is matched by CEL-SCI with shares of common stock which have a value equal to 100% of the participant's contribution, not to exceed the lesser of $1,000 or 6% of the participant's total compensation. CEL-SCI's contribution of common stock is valued each quarter based upon the closing price of the Company's common stock. The fiscal 2002 expenses for this plan were $71,824. Other than the 401(k) Plan, CEL-SCI does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors

      Standard Arrangements. CEL-SCI currently pays its directors $2,000 per quarter, plus expenses. CEL-SCI has no standard arrangement pursuant to which directors of CEL-SCI are compensated for any services provided as a director or for committee participation or special assignments.

      Other Arrangements. CEL-SCI has from time to time granted options to its outside directors. See Stock Options below for additional information concerning options granted to CEL-SCI's directors.

Employment Contracts.

      In March 2002 the Company entered into a three-year employment agreement with Mr. de Clara which expires March 31, 2005. The employment agreement provides that CEL-SCI will pay Mr. de Clara an annual salary of $363,000 during the term of the agreement. In the event that there is a material reduction in Mr. de Clara's authority, duties or activities, or in the event there is a change in the control of the Company, then the agreement allows Mr. de Clara to resign from his position at the Company and receive a lump-sum payment from CEL-SCI equal to 18 months salary. For purposes of the employment agreement, a change in the control of CEL-SCI means the sale of more than 50% of the outstanding shares of CEL-SCI's Common Stock, or a change in a majority of CEL-SCI's directors.

      Effective September 1, 2003, CEL-SCI entered into a three-year employment agreement with Mr. Kersten. The employment agreement provides that during the term of the employment agreement CEL-SCI will pay Mr. Kersten an annual salary of $370,585. In the event there is a change in the control of CEL-SCI, the agreement allows Mr. Kersten to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 24 months salary. For purposes of the employment agreement a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

Compensation Committee Interlocks and Insider Participation

     CEL-SCI has a compensation committee comprised of all of CEL-SCI's directors, with the exception of Mr. Kersten. During the year ended September 30, 2002, Mr. de Clara was the only officer participating in deliberations of CEL-SCI's compensation committee concerning executive officer compensation.

      During the year ended September 30, 2002, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

Stock Options

      The following tables set forth information concerning the options granted during the fiscal year ended September 30, 2002, to the persons named below, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

            Options Granted During Fiscal Year Ended September 30, 2002


                                                                       Potential Realizable
                                   % of Total                          Value at Assumed
                                     Options                           Annual Rates of Stock
                                   Granted to   Exercise               Price Appreciation
                      Options     Employees in  Price Per  Expiration  for Option Term (1)
 Name               Granted (#)    Fiscal Year    Share      Date         5%         10%
------             ------------    -----------  --------- ----------     ----       ----

Maximilian de Clara    75,000         8.73%        0.54     3/14/12    $25,500    $64,500


Geert R. Kersten       75,000         8.73%        0.54     3/14/12    $25,500    $64,500
                       30,000 (2)     3.49%        0.54     3/14/12    $10,200    $28,500
                      --------
                      105,000

Patricia B. Prichep    30,000         3.49%        1.00     12/3/11    $18,900    $47,700
                       10,500 (2)     1.22%        0.54     3/14/12    $ 3,750    $ 9,030
                       50,000         5.82%        0.33     4/26/12    $10,500    $26,000
                       ------
                       90,500

Eyal Talor, Ph.D.      35,000         4.07%        1.00     12/3/11    $22,050    $55,650
                       50,000         5.82%        0.33     4/26/12    $10,500    $26,000
                       ------
                       85,000



                                                                       Potential Realizable
                                   % of Total                          Value at Assumed
                                     Options                           Annual Rates of Stock
                                   Granted to   Exercise               Price Appreciation
                      Options     Employees in  Price Per  Expiration  for Option Term (1)
 Name               Granted (#)    Fiscal Year    Share      Date         5%         10%
------             ------------    -----------  --------- ----------     ----       ----

Daniel Zimmerman,
 Ph.D.                30,000         3.49%         0.54     3/14/12    $10,200    $25,800
                      11,000 (2)     1.28%         0.54     3/14/12    $ 3,740    $ 9,460
                      50,000         5.82%         0.33     4/26/12    $10,500    $26,000
                      ------
                      91,000


(1) The potential realizable value of the options shown in the table assuming the market price of CEL-SCI's Common Stock appreciates in value from the date of the grant to the end of the option term at 5% or 10%.
(2) Options were granted in accordance with CEL-SCI's Salary Adjustment Plan. Pursuant to the Salary Adjustment Plan, any employee of CEL-SCI was allowed to receive options (exercisable at market price at the time of grant) in exchange for a one-time reduction in such employee's salary.

                    Option Exercises and Year-End Option Values
                                                                 Value (in $) of
                                                                     Unexercised
                                                 Number of       In-the-Money
                                                Unexercised    Options at Fiscal
                         Shares                  Options (3)      Year-End (4)
                     Acquired On     Value      Exercisable/       Exercisable/
Name                 Exercise (1) Realized (2) Unexercisable     Unexercisable
----                 ------------ ------------ -------------   -----------------

Maximilian de Clara      --            --     439,999/135,000         0/0
Geert R. Kersten         --            --   1,725,000/165,000         0/0
Patricia Prichep         --            --     465,168/114,832         0/0
Eyal Talor                                    272,500/101,666         0/0
Daniel Zimmerman         --            --     281,001/110,999         0/0

(1) The number of shares received upon exercise of options during the fiscal year ended September 30, 2002.

(2) With respect to options exercised during CEL-SCI's fiscal year ended September 30, 2002, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of September 30, 2002, separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of September 30, 2002, the market value of the stock underlying those options as of September 30, 2002.

Stock Option and Bonus Plans

      CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. All Stock Option and Bonus Plans have been approved by the stockholders. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan. The Incentive Stock Option Plans collectively authorize the issuance of up to 4,100,000 shares of CEL-SCI's Common Stock to persons who exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      To be classified as incentive stock options under the Internal Revenue Code, options granted pursuant to the Plans must be exercised prior to the following dates:

      (a) The expiration of three months after the date on which an option holder's employment by CEL-SCI is terminated (except if such termination is due to death or permanent and total disability);

      (b) The expiration of 12 months after the date on which an option holder's employment by CEL-SCI is terminated, if such termination is due to the Employee's permanent and total disability;

      (c) In the event of an option holder's death while in the employ of CEL-SCI, his executors or administrators may exercise, within three months following the date of his death, the option as to any of the shares not previously exercised;

      The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of CEL-SCI may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.

      The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of CEL-SCI's outstanding shares).

      Non-Qualified Stock Option Plans. The Non-Qualified Stock Option Plans collectively authorize the issuance of up to 7,760,000 shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of CEL-SCI's Common Stock on the date the option is granted.

      Stock Bonus Plan. Up to 1,940,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, CEL-SCI's employees, directors, officers, consultants and advisors are eligible to receive a grant of CEL-SCI's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Other Information Regarding the Plans. The Plans are administered by CEL-SCI's Compensation Committee ("the Committee"), each member of which is a director of the Company. The members of the Committee were selected by CEL-SCI's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of CEL-SCI or the period of time a non-employee must provide services to CEL-SCI. At the time an employee ceases working for CEL-SCI (or at the time a non-employee ceases to perform services for CEL-SCI), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of Common Stock underlying options may be paid through the delivery of shares of CEL-SCI's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Committee.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

      The Board of Directors of CEL-SCI may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of CEL-SCI's capital stock or a consolidation or merger of CEL-SCI; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      Summary. The following sets forth certain information, as of September 15, 2003, concerning the stock options and stock bonuses granted by CEL-SCI. Each option represents the right to purchase one share of CEL-SCI's common stock.

                           Total         Shares
                           Shares     Reserved for     Shares        Remaining
                          Reserved     Outstanding    Issued as   Options/Shares
Name of Plan             Under Plans     Options     Stock Bonus   Under Plans
------------             -----------  ------------   -----------  --------------

Incentive Stock
 Option Plans             4,100,000     3,801,100          N/A        212,315

Non-Qualified Stock
 Option Plans             7,760,000     6,453,973          N/A        151,899

Stock Bonus Plans         1,940,000         N/A      1,207,368        732,632

      Of the shares issued pursuant to CEL-SCI's Stock Bonus Plans 470,252 shares were issued as part of CEL-SCI's contribution to its 401(k) plan.

      The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company's Incentive and Non-Qualified Stock Option Plans as of September 30, 2002, CEL-SCI's most recent fiscal year end. CEL-SCI's Incentive and Non-Qualified Stock Option Plans have been approved by CEL-SCI's shareholders.


                                                               Number of Securities
                                                               Remaining Available
                               Number                          For Future Issuance
                            of Securities                         Under Equity
                             to be Issued    Weighted-Average  Compensation Plans
                           Upon Exercise      Exercise Price   of(Excluding Securities
                           of Outstanding     of Outstanding   Reflected in Column (a))
Plan category                Options  (a)     Options  (b)                (c)
------------------------------------------------------------------------------------

Incentive Stock
 Option Plans                 1,251,100            $1.62            762,315

Non-Qualified Stock
 Option Plans                 4,073,434            $1.10            589,105
                              ---------            -----            -------
                              5,324,534            $1.23          1,351,420
                              =========            =====          =========


      In January 2000 CEL-SCI issued Mr. de Clara 200,000 shares of common stock for past services provided to CEL-SCI. In September 2001 CEL-SCI issued Mr. de Clara an additional 200,000 shares of common stock for past services provided to CEL-SCI. In October 2001 CEL-SCI issued Mr. de Clara an additional 75,071 shares of common stock for past services provided to CEL-SCI.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of September 15, 2003, information with respect to the only persons owning beneficially 5% or more of the outstanding Common Stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of Common Stock.

Name and Address                   Number of Shares  (1)   Percent of Class (3)
----------------                   -----------------       ----------------

Maximilian de Clara                     2,437,294                   4%
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                        4,177,791                 6.7%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Patricia B. Prichep                       981,328                 1.6%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Eyal Talor, Ph.D.                         790,782                 1.3%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Daniel H. Zimmerman, Ph.D.                761,928                 1.3%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Alexander G. Esterhazy                     55,000                   *
20 Chemin du Pre-Poiset
CH- 1253 Vandoeuvres
Geneve, Switzerland

C. Richard Kinsolving                      117,090                  *
P.O. Box 20193
Bradenton, FL 34204-0193

Name and Address                   Number of Shares  (1)   Percent of Class (3)
----------------                   -----------------       ----------------

Peter R. Young                             45,518                   *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

All Officers and Directors              9,366,731                14.6%
as a Group (8 persons)
*    Less than 1%

(1) Includes shares issuable prior to November 30, 2003 upon the exercise of options or warrants granted to the following persons:

                                          Options or Warrants Exercisable
      Name                                  Prior to November 30, 2003

      Maximilian de Clara                               504,999
      Geert R. Kersten                                1,800,000
      Patricia B. Prichep                               511,334
      Eyal Talor, Ph.D.                                 317,500
      Daniel H. Zimmerman, Ph.D.                        324,668
      Alexander G. Esterhazy                             55,000
      C. Richard Kinsolving, Ph.D.                       50,000
      Peter R. Young, Ph.D.                               6,667

(2) Amount includes shares held in trust for the benefit of Mr. Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.

(3) Amount includes shares referred to in (1) above but excludes shares which may be issued upon the exercise or conversion of other options, warrants and other convertible securities previously issued by CEL-SCI.

                         EQUITY LINE OF CREDIT AGREEMENT

Overview

      On September 16, 2003, CEL-SCI entered into an equity line of credit agreement with Rubicon Group Ltd. in order to establish a possible source of funding for the development of CEL-SCI's technologies. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Rubicon Group has agreed to provide CEL-SCI with up to $10,000,000 of funding during the twenty-four month period following the date of this prospectus. During this twenty-four month period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Rubicon Group and Rubicon Group will be obligated to purchase the shares. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Rubicon Group and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Rubicon Group, stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which CEL-SCI is willing to sell the shares. The lowest volume/weighted average price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

Calculation of Drawdown Amount, Purchase Price and Number of Shares Sold

    The minimum amount CEL-SCI can draw down at any one time is $100,000. The maximum amount CEL-SCI can draw down at any one time is the lesser of $2,000,000 or the amount equal to:

     o 4.5% of the weighted average price of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request
     o multiplied by the total trading volume of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request.

      On the day following the delivery of the drawdown notice, a valuation period of 22 trading days will start:

     o On each trading day during the valuation period where the daily volume weighted average price of CEL-SCI's common stock on the American Stock Exchange exceeds the minimum price, if any, specified by CEL-SCI in the drawdown notice, the purchase price will equal 89% of the volume weighted average price on that day.

     o On each of the 22 trading days during the valuation period, the number of shares to be sold to Rubicon Group will be determined by dividing 1/22 of the drawdown amount by the purchase price on each trading day.

     o If the volume weighted average price for CEL-SCI's common stock on any trading day during the 22 trading day calculation period is below the minimum price, then Rubicon Group will not purchase any shares on that day, and the drawdown amount will be reduced by 1/22.


      Using the formula described above, if CEL-SCI had requested a drawdown on October __, 2003, the maximum amount CEL-SCI could draw down during the subsequent 22 trading days would have been $______. Based upon the volume weighted average of CEL-SCI's common stock during these 22 trading days, CEL-SCI would have sold ____ shares of its common stock to Rubicon Group and would have received proceeds from the sale of these shares equal to $______.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Rubicon Group will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Rubicon Group based on the reduced market price.

Payment for Shares Issued

      The shares purchased on the first 11 trading days will be issued and paid for on the 13th trading day following the drawdown request. The shares purchased on the 12th through the 22nd trading days will be issued and paid for on the 24th trading day following the drawdown request.

      Upon closing of the equity line of credit Agreement, CEL-SCI paid $10,000 to Feldman Weinstein LLP, legal counsel to Rubicon Group, for Rubicon Group's legal expenses relating to the equity line of credit.

Grant of Warrants

      As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at any time prior to September 16, 2008 at a price of $0.83 per share. Rubicon Group is not obligated to exercise any warrants.

      CEL-SCI believes that the fair value of these warrants using customary pricing models is approximately $254,000. The fair value of these warrants will be reflected in CEL-SCI's financial statements and recorded as both a charge and an addition to Additional paid-in capital for the year ended September 30, 2003.

Restrictions on Future Financings

      During the term of the equity line of credit agreement, CEL-SCI may not raise capital through any other equity line of credit arrangement.

Termination of the Equity Line of Credit Agreement

      The Equity Line of Credit Agreement will be terminated if:

o any event, which has not been corrected within 30 days, has taken place which has any material adverse effect on the business or financial condition of CEL-SCI or which prohibits or interferes with the ability of CEL-SCI to perform any of its material obligations under the equity line of credit agreement,

o CEL-SCI's common stock is de-listed from the American Stock Exchange unless the de-listing is in connection with CEL-SCI's subsequent listing of its common stock on the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange, the OTC Bulletin Board, or

o CEL-SCI files for protection from its creditors under the Federal Bankruptcy laws.

      CEL-SCI may terminate the equity line of credit if Rubicon Group fails to honor more than one drawdown notice.

Indemnification

      Rubicon Group is entitled to customary indemnification from CEL-SCI for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement and this prospectus, except as they relate to information Rubicon Group supplied to CEL-SCI for inclusion in the registration statement and prospectus.

                               SELLING SHAREHOLDER

    This prospectus relates to sales of CEL-SCI's common stock by Rubicon Group Ltd. Rubicon Group will receive shares of CEL-SCI's common stock under an equity line of credit agreement and up to 395,726 shares of common stock upon the exercise of warrants. Rubicon Group is sometimes referred to in this prospectus as the selling shareholder.

     CEL-SCI will not receive any proceeds from the sale of the shares by Rubicon Group. Rubicon Group may resell the shares it acquires by means of this prospectus from time to time in the public market. The costs of registering the shares offered by Rubicon Group is being paid by CEL-SCI. Rubicon Group will pay all other costs of the sale of the shares offered by it. During the past three years neither the Rubicon Group nor its controlling persons had any relationship with CEL-SCI, or CEL-SCI's officers or directors.

    The following table shows the shares which are being offered for sale by Rubicon Group.

                                                           Share
                              Shares   Shares to Be     Ownership
                            Presently    Sold in this      After
Name                          Owned       Offering       Offering

Rubicon Group Ltd.          395,726          (2)              --

(1) Represents shares issuable upon the exercise of the warrants held by the Rubicon Group, but excludes any shares which may be acquired by the Rubicon Group under the Equity Line of Credit Agreement.

(2) The number of shares to be sold by the Rubicon Group in this offering will vary from time-to-time and will depend upon the number of shares purchased from CEL-SCI pursuant to the terms of the Equity Line Agreement and upon the exercise of warrants.

Manner of Sale.

      The shares of common stock owned, or which may be acquired, by Rubicon Group may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In effecting sales, brokers or dealers engaged by Rubicon Group may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Rubicon Group in amounts to be negotiated.

      Rubicon Group is an "underwriter" and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. CEL-SCI has agreed to indemnify Rubicon Group and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      CEL-SCI has advised Rubicon Group that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. CEL-SCI has also advised Rubicon Group that in the event of a "distribution" of its shares Rubicon Group, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised Rubicon Group that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

Grant of Registration Rights

      CEL-SCI granted registration rights to Rubicon Group to enable it to sell the common stock it may acquire under the equity line of credit agreement or upon the exercise of the warrants. Notwithstanding these registration rights, CEL-SCI has no obligation:

     o to assist or cooperate with Rubicon Group in the offering or disposition of their shares;

     o to obtain a commitment from an underwriter relative to the sale of any the shares; or

     o    to include the shares within any underwritten offering.

      The registration rights agreement with Rubicon Group permits CEL-SCI to restrict the resale of the shares Rubicon Group has purchased under the equity line of credit agreement for a period of time sufficient to permit CEL-SCI to amend or supplement this prospectus to include material information. If CEL-SCI restricts the ability of Rubicon Group to resell shares at any time during the thirty-two trading days following the delivery of a drawdown notice, and CEL-SCI's stock price declines during the restriction period, then, in order to compensate Rubicon Group for its inability to sell shares during the restriction period, CEL-SCI will be required to pay Rubicon Group an amount determined by multiplying:

     o the number of shares Rubicon Group is committed to purchase following the delivery of the drawdown notice, and

     o the difference between the highest daily weighted average price of CEL-SCI's common stock during the restriction period and the weighted average price of CEL-SCI's common stock on the day after the restriction period ends.

                            DESCRIPTION OF SECURITIES

Common Stock

      CEL-SCI is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock . All of the outstanding shares of Common stock are fully paid and non-assessable.

Preferred Stock

      CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI.

Series E Warrants

      In August 2001 three private investors exchanged their warrants for CEL-SCI's Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004 and 23,758 shares of common stock at a price of $0.77 per share at any time prior to August 17, 2006.

Series F and Series G Warrants

      In December 2001 and January 2002, CEL-SCI sold Series F convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. All of the convertible notes have since been converted into shares of CEL-SCI's common stock.

      In July and September 2002 CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. All of the Series G convertible notes have since been converted into shares of CEL-SCI's common stock.

       As of September 15, 2003 the Series F warrants collectively allowed the holders to purchase 420,000 share of CEL-SCI's common stock at a price of $0.153 per share at any time prior to December 31, 2008. Every three months after August 17, 2003, the exercise price of the Series F warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 20 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on the adjustment date.

      As of September 15, 2003 the Series G warrants collectively allowed the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009. Every three months after September 9, 2003, the exercise price of the Series G warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of

CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on that date.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series F or Series G warrants, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the exercise price of the Series F or Series G warrants will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of CEL-SCI's common stock. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of CEL-SCI's common stock on the date of sale.

      However, neither the exercise price of the Series F or Series G warrants nor the shares issuable upon the exercise of the Series F or Series G warrants will be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

         -  in connection with a merger or acquisition;

         - upon the exercise of options or the issuance of common stock to CEL-SCI's employees, officers, directors, consultants and vendors in accordance with CEL-SCI's equity incentive policies;

         - pursuant to the conversion or exercise of securities which were outstanding prior to December 31, 2001 in the case of the Series F warrants and July 12, 2002 in the case of the Series G warrants;

         - to key officers of CEL-SCI in lieu of their respective salaries.

      The sale of the Series G and H notes and warrants did not result in any change to the exercise price of the Series F warrants. The sale of the Series H notes and warrants did not result in any change to the exercise price of the Series G warrants.

Series H Notes and Warrants

      In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. The notes bear interest at 7% per year, are due and payable on January 7, 2005 and are secured by substantially all of CEL-SCI's assets. Interest is payable quarterly with the first interest payment due on April 1, 2003. If CEL-SCI fails to make any interest payment when due, the notes will become immediately due and payable. CEL-SCI filed a registration statement with the Securities and Exchange Commission in order that the shares of common stock issuable upon the conversion of the Series H notes or the exercise of the Series H warrants may be resold in the public market.

      At the holder's option the Series H notes are convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the closing price of CEL-SCI's common stock is less than $0.50 on any conversion date, the Conversion Price will be 76% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the closing price of CEL-SCI's common stock is $0.50 or greater on any conversion date, the Conversion Price will be 70% of the average of the three lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. The Conversion Price will decline to 60% if (i) CEL-SCI defaults in the performance of any material covenant, condition or agreement with the holders of the notes or, (ii) CEL-SCI's common stock is delisted from the American Stock Exchange. The Conversion Price may not be less than $0.16. However, if CEL-SCI's common stock trades for less than $0.21 per share for a period of 20 consecutive trading days, the $0.16 minimum price will no longer be applicable. As of September 15, 2003 Series H notes in the principal amount of $1,050,000 had been converted into 2,637,419 shares of CEL-SCI's common stock.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price of the Series H notes, the Conversion Price of the Series H notes will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible. If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the Conversion Price of the Series H notes will lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, divided by the then prevailing market price of CEL-SCI's common stock. However the Conversion Price will not be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

         -  in connection with a merger or acquisition;

         - upon the exercise of options or the issuance of common stock to CEL-SCI's employees, officers, directors, consultants and vendors in accordance with CEL-SCI's equity incentive policies;

         - pursuant to the conversion or exercise of securities which were outstanding prior to January 7, 2003;

         - to key officers of CEL-SCI in lieu of their respective salaries.

      CEL-SCI's agreement with the Series H note holders places the following restrictions on CEL-SCI's operations. Any of the following restrictions may be waived with the written consent of the holders of a majority of the principal amount of the Series H notes outstanding at the time the consent is required.

o So long as the Series H notes are outstanding:

             - declare or pay any dividends (other than a stock dividend or stock split) or make any distributions to any holders of its common stock, or

             - purchase or otherwise acquire for value, directly or indirectly, any common or preferred stock.

      Until the date that 50% of the Series H notes are no longer outstanding CEL-SCI may not sell any common stock or any securities convertible into common stock. However, this restriction will not apply to shares issued in a Permitted Financing.

      So long as the Series H notes remain outstanding, the note holders will have a first right of refusal to participate in any subsequent financings involving CEL-SCI. If CEL-SCI enters into any subsequent financing on terms more favorable than the terms governing the notes and warrants, then the note holders may exchange notes and warrants for the securities sold in the subsequent financing.

      Upon the occurrence of any of the following events CEL-SCI is required to redeem the Series H notes at a price equal to 130% of then outstanding principal balance of the notes:

         - the suspension from listing or the failure of CEL-SCI's common stock to be listed on the American Stock Exchange for a period of five consecutive trading days; or

         - the effectiveness of the Registration Statement lapses for any reason or the Registration Statement is unavailable to the note holders and the lapse or unavailability continues for a period of ten consecutive trading days, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

         - any representation or warranty made by CEL-SCI to the note holders proves to be materially inaccurate or CEL-SCI fails to perform any material covenant or condition in its agreement with the note holders.

         - the completion of a merger or other business combination involving CEL-SCI and as a result of which CEL-SCI is not the surviving entity.

         - a purchase, tender or exchange offer accepted by the holders of more than 30% of CEL-SCI's outstanding shares of common stock.

         - CEL-SCI files for protection from its creditors under the federal bankruptcy code.

      The Series H warrants allow the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010. Every three months after June 26, 2003 the exercise price of the Series H warrants will be adjusted to an amount equal to 110% of the Conversion Price on such date, provided that the adjusted price is lower than the warrant exercise price on that date.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series H warrants, the exercise price of the Series H warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible. If the exercise price of the Series H warrants is adjusted, the number of shares of common stock issuable upon the exercise of the Series H warrants will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the exercise price of the Series H warrants will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, divided by the then prevailing market price of CEL-SCI's common stock. If the exercise price of the Series H warrants is adjusted, the number of shares of common stock issuable upon the exercise of the warrants will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of CEL-SCI's common stock on the date of sale.

      However, neither the exercise price nor the shares issuable upon the exercise of the Series H warrants will be adjusted as the result of shares issued in connection with a Permitted Financing.

Series I Warrants

      In May 2003 CEL-SCI sold shares of its common stock plus Series I warrants to a private investor. The Series I warrants allow the holders to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

Transfer Agent

     Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

      The financial statements as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      CEL-SCI's bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

      CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

      CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

                              CEL-SCI CORPORATION

Consolidated Financial Statements for the Years
Ended September 30, 2002, 2001, and 2000,
and Independent Auditors' Report

CEL-SCI CORPORATION

TABLE OF CONTENTS
------------------------------------------------------------------------------


                                                                         Page

INDEPENDENT AUDITORS' REPORT                                              F-1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS
 ENDED SEPTEMBER 30, 2002, 2001, AND 2000:

  Consolidated Balance Sheets                                             F-2

  Consolidated Statements of Operations                                   F-3

  Consolidated Statements of Comprehensive Loss                           F-4

  Consolidated Statements of Stockholders' Equity                         F-5

  Consolidated Statements of Cash Flows                               F-6 - F-9

  Notes to Consolidated Financial Statements                         F-10 - F-27

INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders of
CEL-SCI Corporation:

We have audited the accompanying consolidated balance sheets of CEL-SCI Corporation and subsidiaries (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEL-SCI Corporation and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP

McLean, Virginia
December 23, 2002

CEL-SCI CORPORATION
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND 2001
----------------------------------------------------------------------------

ASSETS                                                2002         2001

CURRENT ASSETS:
  Cash and cash equivalents                      $2,079,276   $1,783,990
  Investment securities available for sale                -      593,384
  Interest and other receivables                     31,477       40,376
  Prepaid expenses                                  452,123      866,058
  Deferred financing costs                          176,995            -
                                                  ---------    ---------
           Total current assets                   2,739,871    3,283,808

RESEARCH AND OFFICE EQUIPMENT--Less accumulated
  depreciation of $2,027,225 and $1,864,182         473,555      620,608

DEPOSITS                                            139,828      139,828
PATENT COSTS--Less accumulated amortization
    of $641,711 and $623,235                        418,004      464,676
                                                  ---------    ---------
                                                 $3,771,258   $4,508,920
                                                  =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                               $  735,646   $  422,895
  Accrued expenses                                  148,812       53,153
  Due to officer/shareholder and employees           29,592          461
  Note payable                                    1,135,017            -
                                                  ---------    ---------
           Total current liabilities              2,049,067      476,509

DEFERRED RENT                                        20,732       31,218
CONVERTIBLE DEBT, NET                               639,288            -
                                                  ---------    ---------
           Total liabilities                      2,709,087      507,727
                                                  ---------    ---------

STOCKHOLDERS' EQUITY:
Series E cumulative convertible redeemable
  preferred stock, $.01 par value, $1,000 liquidation
  value--authorized, 6,288 shares; issued and
  outstanding, 1,192 and 5,863 shares at
  September 30, 2002 and 2001, respectively              12           59
Common stock, $.01 par value--authorized,
  100,000,000 shares; issued and outstanding,
  37,255,142 and 21,952,082 shares at
  September 30, 2002 and 2001, respectively         372,551      219,521
Additional paid-in capital                       80,871,758   75,641,365
Unearned compensation                                     -      (19,636)
Accumulated other comprehensive loss                      -         (210)
Accumulated deficit                             (80,182,150) (71,839,906)
                                                -----------  -----------
           Total stockholders' equity             1,062,171    4,001,193
                                                -----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 3,771,258  $ 4,508,920
                                                ===========  ===========

See notes to consolidated financial statements.

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000
--------------------------------------------------------------------------------

                                              2002           2001         2000


GRANT REVENUE AND OTHER                  $  384,939      $  293,871  $   40,540

OPERATING EXPENSES:
  Research and development                4,699,909       7,762,213   5,186,065
  Depreciation and amortization             226,514         209,121     220,994
  General and administrative              1,754,332       3,432,437   3,513,889
                                         ----------     -----------   ---------


           Total operating expenses       6,680,755      11,403,771   8,920,948
                                         ----------    ------------   ---------

NET OPERATING LOSS                       (6,295,816)    (11,109,900) (8,880,408)
INTEREST INCOME                              85,322         376,221     402,011
INTEREST EXPENSE                         (2,131,750)              -           -
                                        ------------   ------------  ----------
NET LOSS                                 (8,342,244)    (10,733,679) (8,478,397)

ACCRUED DIVIDENDS ON PREFERRED STOCK       (202,987)        (53,153)          -

ACCRETION OF BENEFICIAL CONVERSION
  FEATURE ON PREFERRED STOCK             (1,444,757)       (317,419)          -
                                        ------------   ------------- ----------
NET LOSS ATTRIBUTABLE TO COMMON
  STOCKHOLDERS                         $ (9,989,988)   $(11,104,251)$(8,478,397)
                                        ============   ========================

NET LOSS PER COMMON SHARE (BASIC)      $      (0.35)   $      (0.51)$     (0.44)
                                        ============   ========================

NET LOSS PER COMMON SHARE (DILUTED)    $      (0.35)   $      (0.51)$     (0.44)
                                        ============   ========================

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                             28,746,341     21,824,273  19,259,190
                                        ============     =========== ==========


See notes to consolidated financial statements.

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000
--------------------------------------------------------------------------------

                                            2002          2001         2000


NET LOSS                              $ (8,342,244)  $ (10,733,679) $(8,478,397)

OTHER COMPREHENSIVE LOSS--Unrealized
gain on investments                            210          61,354       55,095
                                        ----------   -------------  -----------

COMPREHENSIVE LOSS                    $ (8,342,034)  $ (10,672,325) $(8,423,302)
                                        ==========   =============  ===========





See notes to consolidated financial statements.

CEL-SCI CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000
-------------------------------------------------------------------------------


                                                                                                 Accumulated
                                    Preferred                          Additional                  Other
                                  Series E Stock       Common Stock     Paid-In     Unearned    Comprehensive  Accumulated
                                 Shares    Amount     Shares    Amount  Capital   Compensation  (Loss) Income   Deficit      Total

BALANCE, SEPTEMBER 30, 1999               $    -    17,002,341 170,023   59,672,653  $    -     $ (116,659) $(52,627,830) $7,098,187

  Exercise of stock options                          1,047,612  10,476    3,646,991                                        3,657,467
  Issuance--common stock                             2,175,258  21,753    9,958,247                                        9,980,000
  401(k) contributions                                  34,489     345       98,762                                           99,107
  Stock bonus to officer                               200,000   2,000      548,000                                          550,000
 Change in unrealized gain
 (loss) of investment securities
 available for sale                                                                                 55,095                    55,095
  Net loss                                                                                                   (8,478,397) (8,478,397)
                                 -------- --------   ---------  -------   ----------  ------     ---------- ------------ -----------

BALANCE, SEPTEMBER 30, 2000                         20,459,700  204,597   73,924,653               (61,564) (61,106,227) 12,961,459
  Exercise of warrants                               3,794,432   37,944      (37,593)                                           351
  Stock issued to employees
    for service                                        114,867    1,149      113,718                                        114,867
  Repriced options                                                           613,108  (19,636)                              593,472
  Stock options issued to
   nonemployees for services                                                 167,087                                        167,087
  Stock issued to nonemployees
   for service                                         34,546       346       34,201                                         34,547
  Exchange of common stock
   for Preferred Series E          6,288     63    (3,589,289)  (35,893)      35,830
  Conversion of Preferred
   Series E to common stock         (425)    (4)      348,841     3,488       (3,484)
  Issuance--common stock                              522,108     5,221      584,779                                        590,000
  401(k) contributions                                 66,877       669       93,036                                         93,705
  Stock bonus to officer                              200,000     2,000      260,000                                        262,000
  Costs for equity-related transactions                                     (143,970)                                      (143,970)
  Change in unrealized gain (loss) of
investment securities available for sale                                                            61,354                   61,354
  Net loss                                                                                                  (10,733,679)(10,733,679)
                                 -------- ----------- --------    -------   --------  ---------  ---------- -----------------------

CEL-SCI CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000
----------------------------------------------------------------------------


                                                                                                 Accumulated
                                    Preferred                          Additional                  Other
                                  Series E Stock       Common Stock     Paid-In     Unearned    Comprehensive  Accumulated
                                 Shares    Amount     Shares    Amount  Capital   Compensation  (Loss) Income   Deficit      Total



BALANCE, SEPTEMBER 30, 2001       5,863       59    21,952,082  219,521 75,641,365  (19,636)       (210)      (71,839,906) 4,001,193
  Exercise of warrants                                 104,500    1,045     21,668                                            22,713
  Stock issued to employees
   for service                                       1,885,600   18,856    502,038                                           520,894
  Repriced options                                                        (613,108)   19,636                               (593,472)
  Stock options issued to
   nonemployees for service                                                 (2,262)                                          (2,262)
  Stock issued to nonemployees
   for service                                          45,596      456     45,140                                           45,596
  Conversion of Preferred
   Series E to common stock      (4,671)     (47)    4,282,150   42,822    (42,775)                                               -
  Dividends on Preferred Series
   E paid in common stock                              122,760    1,227    131,875                                          133,102
  Dividend expense on Preferred
   Series E stock                                                         (202,987)                                        (202,987)
  Issuance of Series F
   convertible debt with
   warrants and beneficial                                                                                                        -
   conversion feature                                                    1,600,000                                        1,600,000
  Conversion of Series F
   convertible debt                                  5,611,344  56,113   1,403,885                                        1,459,998
  Interest on Series F convertible
   debt paid in common stock                             1,269      13         752                                              765
  Issuance of Series G
   convertible debt with warrants
   and beneficial conversion feature                                       690,709                                          690,709
  Conversion of Series G
   convertible debt                                    277,778     2,777    47,225                                           50,002
  Issuance-common stock                                150,000     1,500   148,500                                          150,000
  401(k) contributions                                 193,818     1,938    69,885                                           71,823
  Stock bonus to officer                                75,071       751    88,583                                           89,334
  Issuance of common stock
   for equity line                                   2,553,174    25,532 1,341,265                                        1,366,797
  Change in unrealized gain (loss)
   of investment securities available
   for sale                                                                                           210                       210
  Net loss                                                                                                   (8,342,244) (8,342,244)
                                ---------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2002     1,192      $12     37,255,142   $372,551 $80,871,758  $     -     $     -  $(80,182,150) $1,062,171
                                ===================================================================================================

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000


                                                                 2002           2001             2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                              $    (8,342,244)   $  (10,733,679)  $ (8,478,397)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization                               226,514           209,121        220,994
    Issuance of stock options for services                       (2,262)          167,087              -
    Repriced options                                           (593,472)          593,472              -
    Common stock bonus granted to officer                        89,334           262,000        550,000
    Issuance of common stock for services                       566,490           149,414              -
    Common stock contributed to 401(k) plan                      71,823            93,705         99,107
    Net realized (gain) loss on sale of securities               (2,758)            9,831         49,963
    Impairment loss on abandonment of patents                    39,960            30,439              -
    R&D expenses paid with note payable                         872,517                 -              -
    Amortization of deferred financing costs                    276,785                 -              -
    Amortization of discount on note payable                    262,500                 -              -
    Amortization of discount associated with                          -                 -              -
      convertible notes                                       1,539,994                 -              -
    Changes in assets and liabilities:                                -                 -              -
      Decrease (increase) in interest and other receivables       8,899            (1,124)        23,573
      Decrease (increase) in prepaid expenses                   413,935           972,318     (1,323,804)
      Decrease in advances                                            -               728         68,720
      Increase in deposits                                            -                 -       (125,000)
      Increase (decrease) in accounts payable and                     -                 -              -
        accrued expenses                                        321,297          (346,553)       389,336
      Increase in due to officer/shareholder and employees       29,131               461              -
      (Decrease) increase in deferred rent                      (10,486)            6,396         (3,499)
                                                ---------------------------------------------------------
        Net cash used in operating activities                (4,232,043)       (8,586,384)    (8,529,007)
                                                ---------------------------------------------------------

CASH FLOWS PROVIDED BY (USED IN)
  INVESTING ACTIVITIES:
  Purchases of investments                                            -                 -     (2,000,587)
  Sales and maturities of investments                           596,352         3,219,064      1,436,289
  Expenditures for property and equipment                       (15,313)         (168,537)      (284,043)
  Expenditures for patents                                      (39,439)          (35,797)       (98,500)
                                          ---------------------------------------------------------------
  Net cash provided by (used in) investing activities           541,600         3,014,730       (946,841)
                                        -----------------------------------------------------------------


                                                                     (Continued)

 CEL-SCI CORPORATION

 CONSOLIDATED STATEMENTS OF CASH FLOWS
 YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000


                                                                 2002           2001             2000

 CASH FLOWS PROVIDED BY
   FINANCING  ACTIVITIES:
   Cash proceeds from issuance of preferred and common
     stock and exercise  of warrants for cash                   172,713        590,351        13,637,467
    Cash proceeds drawn on equity line (net)                  1,366,797             --                --
   Proceeds from convertible notes                            2,900,000             --                --
   Costs for convertible notes transactions                    (453,781)            --                --
    Costs for equity-related transactions                            --       (143,970)                --
                                         -----------------------------------------------------------------

   Net cash provided by financing activities                  3,985,729        446,381        13,637,467
                                                      ----------------------------------------------------
 NET INCREASE (DECREASE) IN CASH                                295,286     (5,125,273)        4,161,619
                                                      ----------------------------------------------------
 CASH, BEGINNING OF YEAR                                      1,783,990      6,909,263         2,747,644
                                                      ----------------------------------------------------
 CASH, END OF YEAR                                         $  2,079,276   $  1,783,990    $    6,909,263
                                                      ====================================================


                                                                     (Continued)

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON NONCASH TRANSACTIONS       2002      2001    2000

ACCRUAL OF DIVIDENDS ON PREFERRED STOCK:

  Increase in accrued liabilities                    $202,987   $ 53,153 $    -
  Decrease in additional paid-in capital             (202,987)   (53,153)
                                                     --------   -------- ------
                                                     $      -   $      - $    -
                                                     ========   ======== ======
COMMON STOCK IN LIEU OF CASH DIVIDENDS AND INTEREST:

  Decrease in accrued liabilities                   $(133,102)  $      -  $   -
  Increase in common stock                              1,227
  Increase in additional paid-in capital              131,875
                                                    ---------   --------  -----
                                                    $       -   $      -  $   -
                                                    =========   ========  =====
CONVERSION OF PREFERRED STOCK INTO COMMON STOCK:
  Decrease in preferred stock                       $     (47)  $     (4) $   -
  Increase in common stock                              42,822     3,488
  Decrease in additional paid-in capital               (42,775) $ (3,484)
                                                    ----------  --------  -----
                                                    $        -  $      -  $   -
                                                    ==========  ========  =====
CONVERSION OF COMMON STOCK INTO PREFERRED STOCK:

  Increase in preferred stock                       $        -  $     63  $   -
  Decrease in common stock                                       (35,893)
  Increase in additional paid-in capital                          35,830
                                                    ----------  --------  -----
                                                    $        -  $      -  $   -
                                                    ==========  ========  =====
ISSUANCE OF CONVERTIBLE DEBT WITH WARRANTS
  AND BENEFICIAL CONVERSION:
  Decrease in convertible debt                    $(2,290,709)  $      -  $   -
  Increase in additional paid-in capital            2,290,709
                                                  -----------   --------  -----
                                                  $         -   $      -  $   -
                                                  ===========   ========  =====
CONVERSION OF CONVERTIBLE DEBT INTO COMMON STOCK:
  Decrease in convertible debt                    $(1,510,000)  $      -  $   -
  Increase in common stock                             58,890
  Increase in additional paid-in capital            1,451,110
                                                  -----------   --------  -----
                                                  $         -   $      -  $   -
                                                  ===========   ========  =====
CONVERSION OF INTEREST ON CONVERTIBLE DEBT
  INTO COMMON STOCK:
  Decrease in accrued liabilities                 $      (765)  $      -  $   -
  Increase in common stock                                 13
  Increase in additional paid-in capital                  752
                                                  -----------   --------  -----
                                                  $         -   $      -  $   -
                                                  ===========   ========  =====
CHANGES IN UNEARNED COMPENSATION
  FOR VARIABLE OPTIONS:
  Decrease in additional paid-in capital          $    19,636   $      -  $   -
  Decrease in unearned compensation                   (19,636)
                                                  -----------   --------  -----
                                                  $         -   $      -  $   -
                                                  ===========   ========  =====

                                                                     (Continued)

CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001, AND 2000
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON NONCASH TRANSACTIONS
                                                    2002       2001       2000

ACCRETION TO THE BENEFICIAL CONVERSION
  ON PREFERRED STOCK:
  Increase in additional paid-in capital        $1,444,757  $ 317,419   $     -
  Decrease in additional paid-in capital        (1,444,757)  (317,419)
                                                ----------  ---------   -------
                                                $        -  $       -   $     -
                                                ==========  =========   =======

EQUIPMENT COSTS INCLUDED IN ACCOUNTS PAYABLE:
  Increase in equipment costs                   $      677          -         -
  Increase in accounts payable                        (677)
                                                ----------  ---------   -------
                                                $        -  $       -   $     -
                                                ==========  =========   =======
PATENTS COSTS INCLUDED IN ACCOUNTS PAYABLE:
  Increase in patent costs                      $   17,321  $       -   $     -
  Increase in accounts payable                     (17,321)
                                                ----------  ---------   -------
                                                $        -  $       -   $     -
                                                ==========  =========   =======

                                                                     (Concluded)


See notes to consolidated financial statements.

CEL-SCI CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
------------------------------------------------------------------------


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CEL-SCI Corporation (the "Company") was incorporated on March 22, 1983, in the State of Colorado, to finance research and development in biomedical science and ultimately to engage in marketing products.

    Significant accounting policies are as follows:

    a. Principles of Consolidation--The consolidated financial statements include the accounts of CEL-SCI Corporation and its wholly owned subsidiaries, Viral Technologies, Inc., and MaxPharma AG. All significant intercompany transactions have been eliminated upon consolidation.

    b. Investments--Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis.

    c. Research and Office Equipment--Research and office equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the terms of the lease. Repairs and maintenance are expensed when incurred.

    d. Research and Development Costs--Research and development expenditures are expensed as incurred. The Company has an agreement with an unrelated corporation for the production of MULTIKINE, which is the Company's only product source.

    e. Research and Development Grant Revenues--The Company's grant arrangements are handled on a reimbursement basis. Grant revenues under the arrangements are recognized as grant revenue when costs are incurred.

    f. Patents--Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization is made. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset, and from disposition, is less than the carrying value of the asset. The amount of the impairment loss would be the difference between the estimated fair value of the asset and its carrying value. During the years ended September 30, 2002 and 2001, the Company recorded patent impairment charges of $39,960 and $30,439 for the net book value of patents abandoned during the year. These amounts are included in general and administrative expenses. There were no impairment charges for the fiscal year ended September 30, 2000.

    g. Net Loss Per Common Share--Net loss per common share is computed by dividing the net loss, after increasing the loss for the effect of any accrued dividends on the preferred stock and the accretion of the beneficial conversion feature related to the preferred stock, by the weighted average number of common shares outstanding during the period. Common stock equivalents, including convertible preferred stock and options to purchase common stock, were excluded from the calculation for all periods presented as they were antidilutive.

   h. Prepaid Expenses--The majority of prepaid expenses consist of manufacturing production advances and bulk purchases of laboratory supplies to be consumed in the manufacturing of the Company's product for clinical studies.

   i. Deferred Financing Costs--Deferred financing costs are capitalized and expensed over the period the notes are outstanding or on a pro-rata basis as the notes are converted.

    j. Income Taxes--Income taxes are accounted for using the asset and liability method under which deferred tax liabilities or assets are determined based on the difference between the financial statement and tax basis of assets and liabilities (i.e., temporary differences) and are measured at the enacted tax rates. Deferred tax expense is determined by the change in the liability or asset for deferred taxes.

        The difference in the Company's U.S. Federal statutory income tax rate and the Company's effective rate is primarily attributed to the recording of a valuation allowance due to the uncertainty of the amount of future tax benefits that will be realized because it is more likely than not that future taxable income will not be sufficient to realize such tax benefits.

    k. Cash and Cash Equivalents--For purposes of the statements of cash flows, cash and cash equivalents consists principally of unrestricted cash on deposit and short-term money market funds. The Company considers all highly liquid investments with a maturity when purchased of less than three months to be cash equivalents.

    l. Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    m Reclassifications--Certain reclassifications have been made to the fiscal year 2001 and 2000 financial statements to conform with the current-year presentation.

    n.  New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized but will rather be tested at least annually for impairment. The Company is required to adopt SFAS No. 142 on October 1, 2002. The Company does not expect that there will be a material impact from the adoption of
        SFAS  No.  142  on  consolidated   financial   position,   results  of
        operations, or cash flows.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect that there will be a material impact from the adoption of Statement of Financial Accounting Standards No. 143 on its consolidated financial position, results of operations or cash flows.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board Statement ("APB") No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. The Company is required to adopt SFAS No. 144 on October 1, 2002. The Company does not expect that there will be a material impact from the adoption of SFAS No. 144 on its consolidated financial position, results of operations or cash flows.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires the classification of gains and losses from extinguishments of debt as extraordinary items only if they meet certain criteria for such classification in APB No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions". Any gain or loss on extinguishments of debt classified as an extraordinary item in prior periods that does not meet the criteria must be reclassified to other income or expense. These provisions are effective for fiscal years beginning after May 15, 2002. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. These lease provisions are effective for transactions occurring after May 15, 2002. The Company does not believe that the adoption of SFAS No. 145 will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces "Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial position, results of operations or cash flows.

2.  OPERATIONS AND FINANCING
    The Company has incurred significant costs since its inception in connection with the acquisition of an exclusive worldwide license to certain patented and unpatented proprietary technology and know-how relating to the human immunological defense system, patent applications, research and development, administrative costs, construction of laboratory facilities, and clinical trials. The Company has funded such costs with proceeds realized from the public and private sale of its common and preferred stock. The Company will be required to raise additional capital or find additional long-term financing in order to continue with its research efforts. The Company expects to receive additional funding from private investors subsequent to September 30, 2002; however, there can be no assurances that the Company will be able to raise additional capital or obtain additional financing. To date, the Company has not generated any revenue from product sales. The ability of the Company to complete the necessary clinical trials and obtain FDA approval for the sale of products to be developed on a commercial basis is uncertain.

    The Company plans to seek continued funding of the Company's development by raising additional capital. In fiscal year 2002, the Company reduced its discretionary expenditures. If necessary, the Company plans to further reduce discretionary expenditures in fiscal year 2003; however such reductions would further delay the development of the Company's products. It is the opinion of management that sufficient funds will be available from external financing and additional capital and/or expenditure reductions in order to meet the Company's liabilities and commitments as they come due during fiscal year 2003. Ultimately, the Company must complete the development of its products, obtain the appropriate regulatory approvals and obtain sufficient revenues to support its cost structure.

3.  INVESTMENTS

    The carrying values and estimated market values of investments available-for-sale at September 30, 2001, are below. There were no investments or associated unrealized gains or losses as of September 30, 2002.


                                          September 30, 2001

                                        Gross       Gross       Market Value
                           Amortized    Unrealized  Unrealized  at September 30,
                           Cost         Gains       Losses      2001

Fixed income mutual funds  $ 593,594    $     -     $  (210)    $  593,384
                           ----------------------------------------------------
Total                      $ 593,594    $     -     $  (210)    $  593,384
                           ====================================================

The gross realized gains and losses of sales of investments available-for-sale for the years ended September 30, 2002, 2001, and 2000, are as follows:


                                            2002         2001             2000

Realized gains                            $  2,758    $  14,997     $        -

Realized losses                                  -      (24,828)       (49,963)
                                     -------------------------------------------

Net realized gain (loss)                  $  2,758    $  (9,831)    $  (49,963)
                                        =======================================

4.  RESEARCH AND OFFICE EQUIPMENT

    Research and office equipment at September 30, 2002 and 2001, consist of the following:
                                                    2002         2001

Research equipment                              $2,192,054    $2,177,553
Furniture and equipment                            265,685       265,581
Leasehold improvements                              43,041        41,656
                                                ----------    ----------
                                                 2,500,780     2,484,790

Less:  Accumulated depreciation
        and amortization                        (2,027,225)   (1,864,182)
                                                ----------    ----------
Net research and office equipment               $  473,555    $  620,608
                                                ==========    ==========

5.  INCOME TAXES

    The approximate tax effect of each type of temporary difference and carryforward that gave rise to the Company's deferred tax assets and liabilities at September 30, 2002 and 2001, are as follows:

                                                    2002           2001

   Depreciation                                 $  (17,244)   $   (23,140)

   Prepaid expenses                               (171,626)      (300,068)

   Net operating loss carryforward               31,578,427     27,611,749

   Compensation expense for repriced options              -        225,282

   Other                                              7,870          9,422
   Less:  Valuation allowance                   (31,397,427)   (27,523,245)
                                         --------------------------------------
   Net deferred                                $          -   $          -
                                         ======================================

    The Company has available for income tax purposes net operating loss carryforwards of approximately $72,739,064, expiring from 2003 through 2021. In the event of a significant change in the ownership of the Company, the utilization of such carryforwards could be substantially limited.

    For fiscal years 2002, 2001 and 2000, the Company's statutory tax rate was 35%, and its effective tax rate was 0%. The difference between the rates was primarily attributable to net operating loss carryforwards and non-recognition of deferred taxes due to the valuation allowance.

6.  STOCK OPTIONS, BONUS PLAN, AND WARRANTS

    Non-Qualified Stock Option Plan--At September 30, 2002, the Company has collectively authorized the issuance of 5,760,000 shares of common stock under the Non-Qualified Plan. Options typically vest over a three-year period and expire no later than ten years after the grant date. Terms of the options are to be determined by the Company's Compensation Committee, which administers all of the plans. The Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the Non-Qualified Plan.

    Information regarding the Company's Non-Qualified Stock Option Plan is summarized as follows:

                                         Outstanding        Exercisable
                                      --------------------------------------
                                                 Weighted           Weighted
                                                 Average            Average
                                                 Exercise           Exercise
                                        Shares    Price     Shares   Price

Options outstanding, October 1, 1999   2,374,057  $2.80   1,595,934   $3.09

   Options granted                       262,500   3.09
   Options exercised                    (789,085)  3.41
   Options forfeited                     (46,266)  2.34
                                       ---------

Options outstanding, September 30,
2000                                   1,801,206   3.18   1,547,445   3.19

   Options granted                     1,673,500   1.20
   Options exercised                           -      -
   Options forfeited                    (114,640)  2.82
                                       ---------

Options outstanding, September 30,
2001                                   3,360,066   1.29   1,640,047   1.38

   Options granted                       860,000   0.44
   Options exercised                           -      -
   Options forfeited                    (146,632)  1.50
                                       ---------

Options outstanding, September 30,
2002                                   4,073,434   1.10   3,159,938  1.25
                                      ==========

    At September 30, 2002, options outstanding and exercisable were as follows:



                                Weighted         Weighted                   Weighted
                                 Average         Average                    Average
                                Exercise         Exercise                   Exercise
Range of            Number       Price -         Remaining      Number        Price
Exercise Prices   Outstanding   Outstanding  Contractual Life  Exercisable  Exercisable

$0.16 - $0.24         20,000        $0.16       9.05 years             -      $      -
$0.33 - $0.50        435,000        $0.33       9.54 years             -      $      -
$0.54 - $0.81        291,500        $0.54       9.51 years             -      $      -
$1.05 - $1.58      2,526,766        $1.07       3.03 years     2,384,269      $   1.07
$1.67 - $2.51        773,568        $1.81       2.06 years       749,069      $   1.81
$3.25 - $4.88         25,800        $3.34       4.84 years        25,800      $   3.34
$6.25 - $9.38            800        $6.25       6.00 years           800      $   6.25


    During March 2000, the Company agreed to restore and vest 40,000 options at prices ranging from $5.25 to $5.62, to one former Director and one Director as part of a settlement agreement. The options will expire on September 25, 2006. As of September 30, 2002, 20,000 options had been exercised.

    In October 2000 and April 2001, the Company extended the expiration dates on approximately 1,056,000 options from the Nonqualified Stock Option Plan with exercise prices ranging from $2.38 to $5.25. The options originally expired from October 2000 to January 2001 but were extended to expiration dates ranging from October 2001 to January 2002. Each of these two dates was considered a new measurement date with respect to all of the modified options; however, on each date the exercise price of the options exceeded the fair market value of the Company's common stock, and therefore, no compensation expense was recorded. As of September 30, 2002, all options remain outstanding.

    In July 2001, the Company repriced 1,298,098 outstanding employee and director stock options under the Nonqualified Plans that were priced over $2.00 down to $1.05. In accordance with Financial Interpretation No. 44 (FIN
    44), such repriced options are considered to be variable options. During the year ended September 30, 2001, compensation charges of $364,532 were recorded in the consolidated statement of operations and unearned compensation of $11,916 was recorded on the consolidated balance sheet as of September 30, 2001. The compensation expense was originally determined based upon the difference between the fair market value of the Company's common stock at the date of modification and the exercise price of each stock option. On September 30, 2001, the incremental compensation expense was determined based on the difference between the fair market value of the stock on September 30, 2001, and the exercise price, less the previously recorded expense. During the year ended September 30, 2002, the change in the market value of the Company's common stock resulted in the reversal of $364,532 of compensation expense. Changes in the fair market value of the Company's stock may result in future changes to compensation expense. As of September 30, 2002, all options remain outstanding.

    In November 2001, the Company extended the expiration date on 242,000 options at $1.05 from the Nonqualified Plans. The options were to expire between June 2002 and October 2002 and were extended by one year to June 2003 through October 2003. The options had originally been granted between October 1989 to December 1995. These dates were considered a new measurement date with respect to all of the modified options. In addition, in February, April, and July of 2002, the Company modified options outstanding to employees who had been terminated in conjunction with their change in employee status so that all options vested on the date of termination. These dates were considered a new measurement date with respect to all of the newly vested options. At each of the dates of modification, the exercise price of the options exceeded the fair market value of the Company's common stock and no compensation expense was recorded.

    Incentive Stock Option Plan--At September 30, 2002, the Company has collectively authorized the issuance of 2,100,000 shares of common stock under the Incentive Stock Option Plan. Options vest after a one-year to three-year period and expire no later than ten years after the grant date. Terms of the options are to be determined by the Company's Compensation Committee, which administers all of the plans. Only the Company's employees and directors are eligible to be granted options under the Incentive Plan.

    Information regarding the Company's Incentive Stock Option Plan is summarized as follows:

                                            Outstanding         Exercisable
                                         ------------------- ------------------
                                                    Weighted          Weighted
                                                    Average           Average
                                                    Exercise          Exercise
                                           Shares    Price    Shares   Price


Options outstanding, October 1, 1999      976,850    $ 3.71   20,688    $3.86

  Options granted                         140,000      3.77
  Options exercised                       (68,418)     4.47
  Options forfeited                        (1,666)     3.38
                                          --------

Options outstanding, September 30, 2000
                                         1,046,766     3.62   722,435    3.98

  Options granted                          130,000     1.24
  Options exercised                              -        -
  Options forfeited                         (6,666)    3.36
                                         ---------

Options outstanding, September 30, 2001
                                         1,170,100     1.65   862,103    2.33

  Options granted                           81,000     1.08
  Options exercised                              -        -
  Options forfeited                              -        -
                                          --------

Options outstanding, September 30, 2002  1,251,100     1.62  1,062,769   1.69
                                         =========



    At September 30, 2002, options outstanding and exercisable were as follows:


                                Weighted         Weighted                   Weighted
                                 Average         Average                    Average
                                Exercise         Exercise                   Exercise
Range of            Number       Price -         Remaining      Number        Price
Exercise Prices   Outstanding   Outstanding  Contractual Life  Exercisable  Exercisable

$1.00 - $1.50     1,006,066      $ 1.08           5.63 years     835,068    $   1.07
$1.85 - $2.78        81,167      $ 2.00           3.70 years      67,834    $   2.03
$2.87 - $4.31        33,167      $ 3.35           1.37 years      33,167    $   3.35
$4.50 - $6.75       129,600      $ 5.06           5.69 years     125,600    $   5.08
$9.00 - $13.50        1,100      $10.09           3.73 years       1,100    $  10.09



    During fiscal year 2001, the Company extended the expiration date on 50,000 options at $2.87 from the Incentive Stock Option Plan. The options were to expire November 1, 2001, and were extended to November 1, 2002. The options had originally been granted in November 1991. November 1, 2001 was considered a new measurement date; however, the exercise price on all the options modified exceeded the fair market value of the Company's common stock, and therefore, no compensation expense was recorded. All options remain outstanding as of September 30, 2002.

    In July 2001, the Company repriced 816,066 outstanding employee and director stock options under the Incentive Stock Option Plan that were priced over $2.00 down to $1.05. In accordance with FIN 44, such repriced options are considered to be variable options. During the year ended September 30, 2001, compensation charges of $228,940 were recorded in the consolidated statement of operations and unearned compensation of $7,720 was recorded on the consolidated balance sheet as of September 30, 2001. The compensation expense was originally determined based upon the difference between the fair market value of the Company's common stock at the date of modification and the exercise price of each stock option. On September 30, 2001, the incremental compensation expense was determined based on the difference between the fair market value of the stock on September 30, 2001, and the exercise price, less the previously recorded expense. During the year ended September 30, 2002, this charge was completely reversed as the stock price declined. As of September 30, 2002, all options remain outstanding. Changes in the fair market value of the Company's common stock will result in future changes in compensation expenses.

    In November 2001, the Company extended the expiration date on 56,000 options at $1.05 from the Incentive Stock Option Plans. The options were to expire between November 2002 and December 2002, and were extended by one year to November 2003 to December 2003. The options had originally been granted between November 1999 and December 1992. This date was considered a new measurement date with respect to the modified options. In addition, in February, April, and July of 2002, the Company modified options outstanding to employees who had been terminated in conjunction with their change in employee status so that all options vested on the date of termination. At each of the dates of modification, the exercise price of the options exceeded the fair market value of the Company's common stock and no compensation expense was recorded.

    Stock Bonus Plan--At September 30, 2002, the Company has authorized the issuance of 1,440,000 shares of common stock under the Stock Bonus Plan. All employees, directors, officers, consultants, and advisors are eligible to be granted shares. During the year ended September 30, 2002, 327,530 shares with related expenses of $186,594 were issued under the Plan and recorded in the consolidated statement of operations.

    Other Options and Warrants--In connection with the 1992 public offering, 5,175,000 common stock purchase warrants were issued and outstanding at September 30, 1997. Every ten warrants entitled the holder to purchase one share of common stock at a price of $15.00 per share. Subsequently, the expiration date of the warrants was extended to February 1998. Effective June 1, 1997, the exercise price of warrants was lowered from $15 to $6 and only five warrants, rather than 10 warrants, were required to purchase one share of common stock. Subsequent to September 30, 1997, warrant holders who tendered five warrants and $6.00 between January 9, 1998, and February 7, 1998, would receive one share of the Company's common stock and one new warrant. The new warrants would permit the holder to purchase one share of the Company's common stock at a price of $10.00 per share prior to February 7, 2000. During fiscal year 1998, the expiration date of the original warrants was extended to July 31, 1998, and 582,025 original warrants were tendered for 116,405 common shares. As of September 30, 1999, the 4,592,975 original warrants had expired. In January 2001, the Company extended the expiration date on the remaining 116,405 warrants to August 2001 and repriced them from $10.00 to $3.00 per share. In July 2001, the Company extended the expiration date further to February 2002. The incremental value at the date of these modifications collectively of $43,842 is considered a deemed dividend and is recorded as an addition to additional paid-in capital and also a charge to additional paid-in capital since the Company is in an accumulated deficit position. In January 2002, the Company extended the expiration date further to February 6, 2003. The additional incremental value at the date of the modification of $5,997 is considered a deemed dividend and is recorded as an addition to additional paid-in capital and also a charge to additional paid-in capital since the Company is in an accumulated deficit position. The deemed dividend was valued using the Black-Scholes pricing methodology. All warrants remained outstanding as of September 30, 2002.

    During fiscal year 1995, the Company granted a consultant options to purchase 17,858 shares of the Company's common stock. These shares became exercisable on November 2, 1995, and were to expire November 1, 1999. In February 2000, the Company extended the expiration date on the options by one year to February 6, 2001. All outstanding options expired during the year ended September 30, 2001.

    During fiscal year 1997, the Company granted four consultants options to purchase a total of 268,000 shares of the Company's common stock. The fair value of the options is expensed over the life of the consultants' contracts. Of the 268,000 options, 218,000 options became exercisable during fiscal year 1997 at prices ranging from $2.50 to $4.50. The remaining 50,000 options became exercisable during fiscal year 1998 at $5.00. During fiscal year 1997, 50,000 options were exercised at $3.50. During fiscal year 1998, 114,500 options were exercised at prices ranging from $3.50 to $4.50. During fiscal year 1999, 18,500 options were exercised at prices ranging from $3.50 to $4.50. In December 1999, the Company extended the expiration date on 10,000 options exercisable at $3.25 per share to June 30, 2000. Subsequently, the expiration date was extended to June 30, 2001. On June 30, 2001, these 10,000 options expired. During fiscal year 2000, 25,000 options were exercised at prices ranging from $2.50 to $3.94. At September 30, 2000, 60,000 options related to the four consultants remained outstanding at prices ranging from $3.50 to $5.00. In September 2002, the remaining 50,000 options at $5.00 expired. During fiscal year 1998, the Company granted seven consultants options to purchase a total of 282,000 shares of the Company's common stock. The fair value of the options were expensed over the life of the consultant's contracts. All remaining options expired during the year ended September 30, 2001.

    In connection with the December 1997 private offering of common stock, the Company issued to the underwriters warrants to purchase 50,000 shares of common stock at $8.63 per share. The warrants were exercisable at any time prior to December 22, 2000, at which time they expired.

    During fiscal year 1999, the Company granted a consultant options to purchase a total of 50,000 shares of the Company's common stock. The fair value of the options is expensed over the life of the consultant's contract. All 50,000 options became exercisable during fiscal year 1999 at $2.50 per share. At September 30, 2002, all 50,000 options remained outstanding.

    In January 1999, the Company revised the terms of 23,500 and 125,000 options granted to consultants in fiscal years 1997 and 1998, respectively. During fiscal year 2000, all 120,000 options to purchase shares were exercised at $2.50 per share.

    During fiscal year 2001, the Company granted options to consultants to purchase a total of 180,000 shares of the Company's common stock at exercise prices ranging from $1.05 to $1.63 expiring from June to July of 2006. As of September 30, 2002, all options were outstanding. The fair value of 30,000 options was expensed immediately. The fair value of the remaining 150,000 options was expensed on a monthly basis as the options were earned and vest over a period of one year. Total compensation of $77,206 was expensed for these options. The compensation expense was determined using the Black-Scholes pricing methodology with the following assumptions:

              Expected stock risk volatility     98% to 104%
              Risk-free interest rate          3.12% to 4.12%
              Expected life of option             3 Years
              Expected dividend yield               -0-

    In connection with the April 2001 common stock purchase agreement discussed in Note 12, the Company issued 200,800 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at $1.64 per share, expiring in April 2004. The warrants have a relative fair value of $200,000 calculated using the Black Scholes pricing methodology with the following assumptions:

              Expected stock risk volatility                98%
              Risk-free interest rate                     3.12%
              Expected life of warrant                  3 Years
              Expected dividend yield                       -0-

    The fair value of the warrants has been recorded as an addition to additional paid-in capital and also a charge to additional paid-in capital since the Company is in an accumulated deficit position.

    In August 2001, the Company issued 272,108 common stock purchase warrants in connection with a private offering of common stock as discussed in Note 12. Each warrant entitles the holder to purchase one share of common stock at $1.75 per share, expiring July 2004. The warrants have a relative fair value of $224,000 calculated using the Black Scholes pricing methodology with the following assumptions:

              Expected stock risk volatility       98%
              Risk-free interest rate            3.12%
              Expected life of warrant         3 Years
              Expected dividend yield              -0-

    The fair value of the warrants has been recorded as an addition to additional paid-in capital and also a charge to additional paid-in capital since the Company is in an accumulated deficit position.

    Warrants were issued in connection with the issuance of the convertible notes in December 2001 and January 2002. The Series F warrants will allow the holders to purchase up to 960,000 shares of the Company's common stock at a price equal to 110% of the closing price per share at any time prior to the date which is seven years after the closing of the transaction. The warrant price is adjustable if the Company sells any additional shares of its common stock or convertible securities for less than fair market value or at an amount lower than the exercise price of the Series F warrants. The warrant price is adjusted every three months to an amount equal to 110% of the conversion price on such date, provided that the adjusted price is lower than the warrant exercise price on that date. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon exercise of the warrant will also be adjusted accordingly. On the date that the registration statement was declared effective by the Securities and Exchange Commission (SEC), and every three months following the effective date, the warrant exercise price will be adjusted to an amount equal to 110% of the conversion price of the convertible notes on such date, provided that the adjusted price is lower than the warrant exercise price on that date. In accordance with the terms of the warrants, the exercise price was adjusted to $0.65 per share on January 17, 2002. On April 17, 2002, the price was adjusted to $0.24, on July 17, the price was adjusted to $0.19, and on October 17, 2002 the price was adjusted to $0.153. As of September 30, 2002, $1,460,000 of the notes had been converted into 5,611,344 shares of common stock. As of November 30, 2002, all convertible notes had been converted into a total of 6,592,461 shares of the Company's common stock. In addition, 104,500 warrants were exercised during the year ended September 30, 2002, for proceeds of $22,713. As of September 30, 2002, 855,500 warrants remained outstanding.

    Warrants were also issued in connection with the issuance of the convertible notes in July and September 2002. The Series G warrants will allow the holders to purchase up to 900,000 shares of the Company's common stock at a price equal to $0.25 per share at any time prior to July 12, 2009. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable warrant exercise price, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. The warrant exercise price will be adjusted every three months to an amount equal to 110% of the conversion price on such date, provided that the adjusted price is lower than the warrant exercise price on that date. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced. In accordance with the terms of the warrants, the exercise price was adjusted to $0.18 on December 9, 2002. As of September 30, 2002, all warrants remain outstanding.

    In October 1996, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. The Company has elected to continue to account for its employee stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees, and related Interpretations". If the Company had elected to recognize compensation expense based on the fair value of the awards granted, consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                           Year Ended September 30,
                                   ---------------------------------------
                                       2002         2001         2000
                                               (In Thousands)

Net loss:
  As reported                      $(8,342,244) $(10,733,679)  $(8,478,397)
  Pro forma                         (9,926,665)  (12,308,073)   (8,908,999)

Net loss per common share:
  As reported                           $(0.35)     $ (0.51)     $   (0.44)
  Pro forma                              (0.40)       (0.58)         (0.46)


    The weighted average fair value at the date of grant for options granted during fiscal years 2002, 2001, and 2000, was $0.49, $0.90, and $2.57, per option, respectively.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                             2002          2001          2000

        Expected stock risk volatility     90 to 93%     98 to 109%       98%
        Risk-free interest rate          4.10 to 4.12%  3.12 to 4.12%    6.32%
        Expected life options               5 years     1 to 6 years  4.91 years
        Expected dividend yield                -             -            -

    The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of the effect on future amounts.

    The Company's stock options are not transferable, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Company has based its assumption for stock price volatility on the variance of monthly closing prices of the Company's stock. The risk-free rate of return used equals the yield on one- to three-year zero-coupon U.S. Treasury issues on the grant date. No discount was applied to the value of the grants for nontransferability or risk of forfeiture.

7.  EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code, subject to the Employee Retirement Income Security Act of 1974, as amended, and covering substantially all Company employees. Prior to January 1, 1998, the Company contributed an amount equal to 50% of each employee's contribution not to exceed 3% of the participant's salary. Effective January 1, 1998, the plan was amended such that the Company's contribution is now made in shares of the Company's common stock as opposed to cash. Each participant's contribution is matched by the Company with shares of common stock that have a value equal to 100% of the participant's contribution, not to exceed the lesser of $10,000 or 6% of the participant's total compensation. The Company's contribution of common stock is valued each quarter based upon the closing price of the Company's common stock. The expense for the years ended September 30, 2002, 2001, and 2000, in connection with this plan was $71,823, $93,705, and $99,107, respectively.

8.  OPTIONAL SALARY ADJUSTMENT PLAN

    In July 2001, the Company issued an "Optional Salary Adjustment Plan" (the "Plan"). The terms of the Plan allow certain employees the option to forgo salary increments of $6,000 in exchange for stock options for the period beginning from July 16, 2001, through October 15, 2001. In accordance with the Plan, employees will receive 40,000 stock options for each salary increment of $6,000. The total amount of options to be granted under the Plan is limited to 1,200,000. For the year ended September 30, 2001, 900,000 options were issued in lieu of compensation in the amount of $135,000. Additionally, 180,000 options were issued in lieu of compensation of $27,000 related to the year ended September 30, 2002. No compensation expense was recorded for the options since such options were issued with exercise prices equal to the fair market value of the Company's common stock on the date of grant.

9.  LEASE COMMITMENTS

    Operating Leases--The future minimum annual rental payments due under noncancelable operating leases for office and laboratory space are as follows:

   Year Ending September 30,
        2003                                          $202,649
        2004                                            57,395
                                                      --------

        Total minimum lease payments                  $260,044
                                                      ========

    Rent expense for the years ended September 30, 2002, 2001, and 2000, was $229,428, $220,903, and $233,559, respectively.

10. NOTE PAYABLE

    On November 15, 2001, the Company signed an agreement with Cambrex Bioscience, Inc., (Cambrex) in which Cambrex provided manufacturing space and support to the Company during November and December 2001 and January 2002. In exchange, the Company signed a note with Cambrex to pay a total of $1,172,517, to Cambrex. In December 2001, the note was amended to extend the due date to January 2, 2003. Unpaid principal will begin accruing interest on November 16, 2002, at the Prime Rate plus 3%. The note is collateralized by certain equipment. The imputed interest on this note has been capitalized and is being expensed over the life of the loan. As shown in the consolidated balance sheet, this liability is recorded at September 30, 2002, along with an unamortized discount of $37,500 representing imputed interest. Interest expense of $262,500 has been recorded on the note for the year ended September 30, 2002. In December 2002, the Company negotiated an extension of the note with Cambrex. Per the agreement, the Company will give Cambrex certain equipment and requires the Company to surrender a security deposit, which will reduce the amount owed by $225,000. The remaining balance is payable pursuant to a note due January 2, 2004. In addition, the agreement requires the Company to pay $150,000 on the note from its next financing agreement and 10% of all other future financing transactions, including draws on the equity line-of-credit. There are also conversion features allowing Cambrex to convert either all or part of the note into shares of the Company's common stock. The stock can be converted at a price no lower than $0.22 per share.

11. CONVERTIBLE DEBT

    In December 2001, the Company agreed to sell redeemable convertible notes and Series F warrants, to a group of private investors for proceeds of $1,600,000, less transaction costs of $276,410 of which $15,116 is included in deferred financing costs in the accompanying balance sheet as of September 30, 2002. The notes bear interest at 7% per year and will be due and payable December 31, 2003. Interest is payable quarterly beginning July 1, 2002. The notes are secured by substantially all of the Company's assets and contain certain restrictions, including limitations on such items as indebtedness, sales of common stock and payment of dividends.

    The notes are convertible into shares of the Company's common stock at the holder's option determinable by dividing each $1,000 of note principal by 76% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the twenty trading days immediately prior to the closing date. The conversion price may not be less than a floor of $0.57; however the floor may be lowered if the Company sells any shares of common stock or securities convertible to common stock at a price below the market price of the Company's common stock. Additionally, the notes are required to be redeemed by the Company at 130% upon certain occurrences; such as failure to file a Registration Statement to register the notes with the Securities and Exchange Commission (SEC) or the effectiveness of such statement lapses, delisting of the Company's common stock, completion of certain mergers or business combinations, filing bankruptcy, and exceeding its drawdown limits under the Company's equity line of credit.

    So long as the notes remain outstanding, the note-holders will have a first right of refusal to participate in any subsequent financings involving the Company. If the Company enters into any subsequent financing on terms more favorable than the terms governing the notes and warrants, then the note-holders may exchange notes and warrants for the securities sold in the subsequent financing.

    The entire balance of the convertible notes was initially offset by a discount of $1,600,000 which represents the relative fair value of the Series F warrants of $763,000 and a beneficial conversion discount of $837,000. The discount on outstanding convertible notes will be amortized to interest expense over the two-year period. Any unamortized discount associated with the convertible notes is fully amortized to interest expense upon redemption. As of September 30, 2002, $1,460,000 of the notes had been converted into 5,611,344 shares of common stock. In addition, $1,512,500 of the discount had been amortized to interest expense as of September 30, 2002.

    The Series F warrants allow the holders to purchase up to 960,000 shares of the Company's common stock at a price equal to 110% of the closing price per share at any time prior to the date which is seven years after the closing of the transaction. The warrant price is adjustable if the Company sells any additional shares of its common stock or convertible securities for less than fair market value or at an amount lower than the exercise price of the Series F warrants. The warrant price is adjusted every three months to an amount equal to 110% of the conversion price on such date, provided that the adjusted price is lower than the warrant exercise price on that date. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon exercise of the warrant will also be adjusted accordingly. On the date that the registration statement which the Company has agreed to file is declared effective by the SEC, and every three months following the effective date, the warrant exercise price will be adjusted to an amount equal to 110% of the conversion price of the convertible notes on such date, provided that the adjusted price is lower than the warrant exercise price on that date. In accordance with the terms of the warrants, the exercise price was adjusted to $0.65 per share on January 17, 2002. On April 17, 2002, the price was adjusted to $0.24, on July 17, 2002, the price was adjusted to $0.19, and on October 17, 2002, the price was adjusted to $0.153. As of November 30, 2002, all convertible notes had been converted into a total of 6,592,461 shares of the Company's common stock. In addition, 104,500 warrants were exercised during the year ended September 30, 2002, for proceeds of $22,713. As of September 30, 2002, 855,500 warrants remained outstanding.

    In July and September 2002, the Company sold convertible notes, plus Series G warrants, to a group of private investors for $1,300,000 less transaction costs of $177,370, of which $161,879 is included in deferred financing costs in the accompanying balance sheet as of September 30, 2002. The notes bear interest at 7% per year and will be due and payable September 9, 2004. Interest is payable quarterly beginning October 1, 2002. The notes are secured by substantially all of the Company's assets and contain certain restrictions, including limitations on such items as indebtedness, sales of common stock and payment of dividends. At the holder's option the notes are convertible into shares of the Company's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is 76% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.18. However, if the Company's common stock trades for less than $0.24 per share for a period of 20 consecutive trading days, the $0.18 minimum price will no longer be applicable. The Conversion Price will decline from 76% to 60% if
    (i) on any trading day after September 9, 2002 the closing daily price of the Company's common stock multiplied by the total number of shares of common stock traded on that day is less than $29,977, (ii) the Company defaults in the performance of any material covenant, condition or agreement with the holders of the notes or, (iii) the Company's common stock is delisted from the American Stock Exchange.

    If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of the Company's common stock, the Conversion Price will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of the Company's common stock.

    So long as the notes remain outstanding, the note holders will have a first right of refusal to participate in any subsequent financings involving the

    Company. If the Company enters into any subsequent financing on terms more favorable than the terms governing the notes and warrants, then the note holders may exchange notes and warrants for the securities sold in the subsequent financing. A portion of the proceeds was initially offset by a discount of $690,706, which represents the relative fair value of the Series G warrants of $83,340 and a beneficial conversion discount of $607,366. As of September 30, 2002, $50,000 of the notes had been converted into 277,778 shares of common stock. In addition, $27,496 of the discount on the debt had been amortized to interest expense. As of November 30, 2002, $650,000 in convertible notes had been converted into 4,291,818 shares of common stock.

    The Series G warrants will allow the holders to purchase up to 900,000 shares of the Company's common stock at a price equal to $0.25 per share at any time prior to July 12, 2009. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable warrant exercise price, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. The warrant exercise price will be adjusted every three months to an amount equal to 110% of the conversion price on such date, provided that the adjusted price is lower than the warrant exercise price on that date. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced. In accordance with the terms of the warrants, the exercise price was adjusted to $0.18 on December 9, 2002. As of September 30, 2002, all warrants remain outstanding.

    In connection with both the Series F and Series G convertible debt certain officers and directors of the Company signed a separate agreement. Pursuant to this agreement, the officers and directors agreed to refrain from selling any stock owned by them until October 18, 2002.

12. STOCKHOLDERS' EQUITY

    During December 1997, the Company issued 10,000 shares of Series D Preferred Stock for $10,000,000. The issuance included 550,000 Series A Warrants and 550,000 Series B Warrants. The number of common shares issuable upon conversion of the Preferred Shares is determinable by dividing $1,000 by $8.28 prior to September 19, 1998, or at any time at which the Company's common stock is $3.45 or less for five consecutive days. On or after September 19, 1998, the number of common shares to be issued upon conversion is determined by dividing $1,000 by the lesser of (1) $8.28 or (2) the average price of the stock for any two trading days during the ten trading days preceding the conversion date. The Series A Warrants are exercisable at any time for $8.62 prior to December 22,2001, and the Series B Warrants are exercisable at any time for $9.31 prior to December 22, 2001. Each warrant entitles the holder to purchase one share of common stock. At September 30, 1998, 998 shares of Series D Preferred Stock had been converted into 441,333 shares of common stock. At September 30, 1999, 9,002 shares of Series D Preferred Stock had been converted into 4,760,127 shares of common stock. There are no remaining shares of Series D Preferred Stock. All Series A and Series B Warrants issued expired December 22, 2001. In connection with the Company's December 1997 $10,000,000 Series D Preferred Stock offering, the Series A and Series B warrants were assigned a relative fair value of $1,980,000 in accordance with APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, (APB 14) and were recorded as additional paid-in capital. The $1,980,000 allocated to the warrants was accreted immediately.

    In April 2001, the Company signed a common stock purchase agreement that allows the Company at its discretion to draw up to $10 million of Common Stock in increments of a minimum of $100,000 and the maximum of $2 million for general operating requirements. The Company is restricted from entering into any other equity line of credit arrangement and the agreement expires in June 2003. As discussed in Note 6, the Company issued 200,800 warrants to the issuer pursuant to this agreement. During the year ended September 30, 2002, the company sold 2,553,174 shares of its common stock pursuant to this agreement for net proceeds of $1,366,797.

    During fiscal year 2001, the Company issued 522,108 shares of common stock in two private offerings of common stock. Pursuant to the private offerings, one of the investors also received warrants to purchase 272,108 shares of common stock as discussed in Note 6.

    During August 2001, three private investors exchanged shares of the Company's common stock and remaining Series D Warrants, which they owned, for 6,288 shares of the Company's Series E Preferred Stock. These investors also exchanged their Series A and Series C Warrants for new Series E Warrants as discussed in Note 6. The preferred shares are entitled to receive cumulative annual dividends in an amount equal to $60 per share and have liquidation preferences equal to $1,000 per share. Each Series E Preferred share is convertible into shares of the Company's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing $1,000 by the lesser of $5 or 93% of the average closing bid prices (Conversion Price) of the Company's common stock for the five days prior to the date of each conversion notice. The Series E Preferred stock has no voting rights and is redeemable at the Company's option at a price of 120% plus accrued dividends until August 2003 when the redemption price will be fixed at 100%. During the year ended September 30, 2002, the Company incurred $202,987 in dividends. Dividends paid in common stock totaled $133,103, interest expense on unpaid dividends was $9,404 and accrued dividends and interest payable was $78,436 at September 30, 2002.

    All outstanding shares of the Company's Series E Preferred Stock will be automatically converted after two years (the Automatic Conversion Date) into common shares (the Automatic Conversion Shares). The number of common shares for the conversion is 200% times the quotient obtained by dividing $1,000 by the Conversion Price. The automatic conversion is subject to suspension for certain occurrences. If the automatic conversion is suspended as a result of limitations on beneficial ownership as defined by Section 13(d) of the Securities and Exchange Act of 1934, the conversion price will be fixed on the Automatic Conversion Date and the dividends payable will be increased to 20% until such time that conversion is permitted.

    In addition, the Company will issue a common stock purchase warrant for each share of the Series E Preferred stock outstanding after two years to acquire shares equal to 33% of the Automatic Conversion Shares at an exercise price of 110% of the volume weighted average price for the five trading days preceding the date of issuance. The issuance of the warrants is not subject to suspension. Since the terms of these warrants are contingent, no accounting has been given to such warrants in the accompanying consolidated financial statements as of September 30, 2002.

    The common stock, preferred stock and warrants exchanged had different rights, preferences and terms. However, since the equity securities were exchanged for equity securities, the exchange had no effect on the Company's total stockholders' equity. In connection with the exchange, the total implied value of the equity securities received was $8,957,000 of which $848,000 represented the relative fair value of the warrants which was recorded to additional paid-in capital and the remaining value of $8,109,000 was allocated to preferred stock. The Series E Warrants were valued using the Black-Scholes pricing methodology with the following assumptions:

              Expected stock risk volatility     105%
              Risk-free interest rate           3.12%
              Expected life of option         3 Years
              Expected dividend yield             -0-

    Pursuant to the exchange, the holders received a beneficial conversion discount in the amount of $5,365,381, which is being accreted to additional paid-in capital over a two-year period. During the years ended September 30, 2002 and September 30,2001, $1,444,757, and $317,419, respectively, of the beneficial conversion discount was accreted. During the year ended September 30, 2001, 425 shares of the Series E Preferred Stock were converted into 348,841 shares of common stock. During the year ended September 30, 2002, 4,671 shares of the Series E Preferred Stock were converted into 4,282,150 shares of common stock. At September 30, 2002, 1,192 shares of Series E Preferred Stock remained outstanding.

    In October 2001, the Company issued 150,000 shares of common stock in a private offering for proceeds of $150,000. The investor also received warrants which entitled the holder to purchase 75,000 shares of common stock at $1.50 per share, expiring October 2004.

13. NET LOSS PER COMMON SHARE

    Basic earnings per share (EPS) excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase common stock and common stock options using the treasury stock method) were exercised or converted into common stock. The Company had 11,118,168 and 6,876,972 potentially dilutive securities outstanding at September 30, 2002 and 2001, respectively, that were not included in the computation of diluted loss per share because to do so would have been antidilutive for all periods presented. The loss attributable to common stockholders includes the impact of the accretion of the beneficial conversion feature of Series E Preferred Stock and the accrual of cumulative preferred stock dividends.

                                                        2002    2001    2000

      Net loss per common share (basic and diluted)   $(0.35) $(0.51) $(0.44)
                                                      ======= ======= =======

14. SEGMENT REPORTING

    The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" in the fiscal year ended September 30,1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the Chief Executive Officer. To date, the Company has viewed its operations as principally one segment, the research and development of certain drugs and vaccines. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

                                  ******

 CEL-SCI CORPORATION
 INTERIM FINANICAL STATEMENTS
 JUNE 30, 2003
 (Unaudited)

                              CEL-SCI CORPORATION
                              -------------------
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            ------------------------
                                     ASSETS
                                  (unaudited)

                                                    June 30,       September 30,
                                                      2003              2002
                                                --------------------------------
 CURRENT ASSETS:

   Cash and cash equivalents                     $ 1,707,182       $ 2,079,276
   Interest and other receivables                     36,142            31,477
   Prepaid expenses                                  355,714           452,123
   Deposits                                           14,828           139,828
   Deferred financing costs                          170,011           176,995
                                                --------------------------------

         Total Current Assets                      2,283,877         2,879,699

 RESEARCH AND OFFICE EQUIPMENT-
   Less accumulated depreciation
   of $1,963,548 and $2,027,225                      303,774           473,555

 PATENT COSTS- less accumulated
     amortization of
     $686,045 and $641,711                           421,022           418,004
                                                --------------------------------

                TOTAL ASSETS                     $ 3,008,673       $ 3,771,258
                                                ================================

                See notes to condensed consolidated financial statements.

                              CEL-SCI CORPORATION
                              -------------------
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            ------------------------
                                  (continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                  (unaudited)

                                                     June 30,      September 30,
                                                       2003            2002
                                                 -------------------------------
 CURRENT LIABILITIES:
   Accounts payable                              $   517,731       $   735,646
   Accrued expenses                                  111,159           148,812
   Due to officer/shareholder and employees          203,003            29,592
   Note payable - Cambrex, net of discount           637,566         1,135,017
   Note payable - Covance                            199,928                 -
                                                 -------------------------------

        Total current liabilities                  1,669,387         2,049,067

 CONVERTIBLE NOTES, NET                              105,702           639,288

 DEFERRED RENT                                         8,521            20,732
                                                 -------------------------------

                    Total liabilities              1,783,610         2,709,087

 STOCKHOLDERS' EQUITY
   Series E cumulative convertible redeemable
preferred stock $.01 par value, $1,000
liquidation value - authorized 6,288;
issued and outstanding, 39 and 1,192 shares
at June 30, 2003 and September 30, 2002,
respectively                                               -                12
   Common stock, $.01 par value; authorized,
100,000,000 shares; issued and outstanding,
58,445,795 and 37,255,142 shares at June 30,
2003 and September 30, 2002, respectively            584,458           372,551
   Additional paid-in capital                     85,531,055        80,871,758
   Unearned compensation                            (230,690)                -
   Accumulated deficit                           (84,659,760)      (80,182,150)
                                                 -------------------------------

           Total stockholders' equity              1,225,063         1,062,171
                                                 -------------------------------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 3,008,673       $ 3,771,258
                                                 ===============================

                See notes to condensed consolidated financial statements.

                              CEL-SCI CORPORATION
                              -------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       ---------------------------------
                                  (unaudited)
                                                        Nine Months Ended
                                                             June 30,
                                                       2003              2002
                                                 -------------------------------
 REVENUES:
   Grant revenue and other                       $   197,520       $   307,974
                                                 -------------------------------

 EXPENSES:
   Research and development                        1,408,225         3,993,047
   Depreciation and amortization                     143,351           170,317
   General and administrative                      1,726,265         1,282,948
                                                 -------------------------------

                 Total Operating Expenses          3,277,841         5,446,312
                                                 -------------------------------

 NET OPERATING LOSS                               (3,080,321)       (5,138,338)

 INTEREST INCOME                                      40,707            68,831

 INTEREST EXPENSE                                 (1,437,996)       (1,900,504)
                                                 -------------------------------

 NET LOSS                                         (4,477,610)       (6,970,011)

 ACCRUED DIVIDENDS ON PREFERRED STOCK                 (5,844)         (177,464)

 ACCRETION OF BENEFICIAL CONVERSION
 FEATURE ON PREFERRED STOCK                          (74,577)       (1,262,397)
                                                 -------------------------------

 NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS    $(4,558,031)      $(8,409,872)
                                                 ===============================

 NET LOSS PER COMMON SHARE (BASIC)               $     (0.10)      $     (0.32)
                                                 ===============================

  NET LOSS PER COMMON SHARE (DILUTED)            $     (0.10)      $     (0.32)
                                                 ===============================

 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                             47,914,264        26,508,757
                                                 ===============================

                See notes to condensed consolidated financial statements.

                              CEL-SCI CORPORATION
                              -------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       ---------------------------------
                                  (unaudited)
                                                       Three Months Ended
                                                             June 30,
                                                       2003              2002
                                                 -------------------------------
 REVENUES:
   Grant revenue and other                       $    61,878       $    86,323
                                                 -------------------------------

 EXPENSES:
   Research and development                          472,237           621,711
   Depreciation and amortization                      47,418            57,459
   General and administrative                        545,406           465,684
                                                 -------------------------------

             Total Operating Expenses              1,065,061         1,144,854
                                                 -------------------------------

 NET OPERATING LOSS                               (1,003,183)       (1,058,531)

 INTEREST INCOME                                      11,757            21,188

 INTEREST EXPENSE                                   (771,138)       (1,074,136)
                                                 -------------------------------

 NET LOSS                                         (1,762,564)       (2,111,479)

 ACCRUED DIVIDENDS ON PREFERRED STOCK                 (1,923)          (34,025)

 ACCRETION OF BENEFICIAL CONVERSION
 FEATURE ON PREFERRED STOCK                           (6,276)         (253,932)
                                                 -------------------------------

 NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS    $(1,770,763)      $(2,399,436)
                                                 ===============================

 NET LOSS PER COMMON SHARE (BASIC)               $     (0.03)      $     (0.08)
                                                 ===============================

  NET LOSS PER COMMON SHARE (DILUTED)            $     (0.03)      $     (0.08)
                                                 ===============================

 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                             54,037,022        31,575,255
                                                 ===============================

                See notes to condensed consolidated financial statements.

                              CEL-SCI CORPORATION
                              -------------------
             CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                       ---------------------------------
                                  (unaudited)

                                                       Nine Months Ended
                                                             June 30,
                                                     2003               2002
                                                 -------------------------------

 NET LOSS                                       $(4,477,610)       $(6,970,011)
 OTHER COMPREHENSIVE GAIN -
    Unrealized gain on investments                        -                210
                                                -----------        -----------

 COMPREHENSIVE LOSS                             $(4,477,610)       $(6,969,801)
                                                ===========        ===========

                                                        Three Months Ended
                                                             June 30,
                                                     2003               2002
                                                   ----------         ---------

 NET LOSS                                       $ (1,762,564)     $ (2,111,479)
 OTHER COMPREHENSIVE GAIN/LOSS -
    Unrealized gain/loss on investments                    -                 -
                                                ------------      ------------

 COMPREHENSIVE LOSS                             $ (1,762,564)     $ (2,111,479)
                                                ============      ============


            See notes to condensed consolidated financial statements.

                              CEL-SCI CORPORATION
                              -------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                       ---------------------------------
                                  (unaudited)
                                                          Nine Months Ended
                                                               June 30,
                                                      2003                2002
                                                      ------------------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
NET LOSS                                             $(4,477,610)  $(6,970,011)
Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization                          143,351       170,317
  Issuance of common stock for services                  783,822       386,540
  Common stock contributed to 401(k) plan                 31,149        58,579
  Stock bonus granted to officer                               -        75,071
  Repriced options                                             -      (593,472)
  Amortization of discount on note payable                37,500       187,500
  R&D expenses paid with note payable                          -       859,000
  Issuance of stock options for services                     465             -
  Amortization of discount associated with
   convertible notes                                   1,035,762     1,434,993
  Amortization of discount associated with
   Cambrex note                                           45,640
  Amortization of deferred financing costs               250,759       247,905
  Gain on sale of equipment                              (26,463)            -
  Impairment loss on abandonment of patents                8,432         5,816
  Impairment loss on retired equipment                     1,899             -
  Realized gain on investments                                 -        (2,758)
  Increase in receivables                                 (4,665)      (17,392)
  Decrease  in prepaid expenses                           96,409       531,060
  Decrease in deferred rent                              (12,211)       (6,586)
  Increase in accrued expenses                            45,553        29,339
  Increase in amount due to
   officer/shareholder & employees                       173,411             -
  (Decrease) increase in accounts payable                (38,143)      259,760
                                               ---------------------------------
NET CASH USED IN OPERATING ACTIVITIES                 (1,904,940)   (3,344,339)
                                               ---------------------------------

CASH FLOWS (USED IN) PROVIDED BY  INVESTING
ACTIVITIES:
  Sales of investments                                         -       593,594
  Purchase of research and office equipment                 (285)      (14,710)
  Patent costs                                           (46,979)      (33,439)
                                               ---------------------------------
NET CASH (USED IN) PROVIDED BY INVESTING
ACTIVITIES                                               (47,264)      545,445
                                               ---------------------------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING
ACTIVITIES:
  Cash proceeds from issuance of common stock            500,000       150,000
  Cash proceeds from drawdown on equity line             725,000     1,325,692
  Cash proceeds from exercise of warrants                131,882        13,213
  Proceeds from short term loan                           25,000             -
  Payments on short term loan                            (25,000)            -
  Exercise of stock options                                2,200             -
  Payments on note payable                              (248,874)            -

                                                                    (continued)

                See notes to condensed consolidated financial statements.

                              CEL-SCI CORPORATION
                              -------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                       ---------------------------------
                                  (unaudited)

                                  (continued)
                                                          Nine Months Ended
                                                               June 30,
                                                      2003                2002
                                                      ------------------------

  Proceeds from convertible notes                      600,000       1,600,000

  Transaction costs related to convertible
notes                                                 (130,098)       (309,410)
                                               ---------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES            1,580,110       2,779,495
                                               ---------------------------------

NET DECREASE IN CASH AND CASH EQUIVALENTS             (372,094)        (19,399)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                2,079,276       1,783,990
                                               ---------------------------------

  End of period                                    $ 1,707,182     $ 1,764,591
                                               =================================

SUPPLEMENTAL INFORMATION ON NONCASH TRANSACTIONS
Accrual of dividends on preferred stock:
Increase in accrued expenses                       $     5,844     $   177,464
Decrease in additional paid-in capital                  (5,844)       (177,464)
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Common stock issued in lieu of cash dividends:
Decrease in accrued expenses                       $   (53,692)    $   (94,000)
Increase in common stock                                 2,460             867
Increase in additional paid-in capital                  51,232          93,133
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Conversion of preferred stock into common
stock:
Decrease in preferred stock                        $       (11)    $      (40)
Increase in common stock                                 9,464         35,899
Decrease in additional paid-in capital                  (9,453)       (35,859)
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Conversion of convertible notes into common stock:
Decrease in convertible notes                      $(1,690,000)    $(1,380,000)
Increase in common stock                               101,632          50,557
Increase in additional paid-in capital               1,588,368       1,329,443
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Changes in unearned compensation for variable
options:
Decrease in additional paid-in capital             $         -     $    19,636
Decrease in unearned compensation                            -         (19,636)
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

                              CEL-SCI CORPORATION
                              -------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                       ---------------------------------
                                  (unaudited)

                                  (continued)
                                                          Nine Months Ended
                                                               June 30,
                                                      2003                2002
                                                      ------------------------

Accretion for the beneficial conversion on
preferred stock:
Increase in additional paid-in capital             $    74,577     $ 1,262,397
Decrease in additional paid-in capital                 (74,577)     (1,262,397)
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Surrender of deposit and sale of equipment to
reduce note payable:
Decrease in deposits                               $   125,000     $         -
Decrease in equipment, net                             100,000               -
Decrease in note payable                              (225,000)              -
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Deferred financing costs for new convertible
notes included in accounts payable:
Increase in accounts payable                       $     6,000     $     8,310
Increase in deferred financing costs                    (6,000)         (8,310)
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Issuance of convertible notes with warrants and
beneficial conversion:
Decrease in convertible notes                      $  (479,349)    $(1,600,000)
Increase in additional paid-in capital                 479,349       1,600,000
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================



                                                                  continued

                              CEL-SCI CORPORATION
                              -------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                       ---------------------------------
                                  (unaudited)

                                  (continued)
                                                          Nine Months Ended
                                                               June 30,
                                                      2003                2002
                                                      ------------------------

Deferred warrant costs on convertible notes:
Increase deferred financing costs                  $  (107,677)    $        -
Increase additional paid-in capital                    107,677              -
                                               ---------------------------------
                                                   $         -     $        -
                                               =================================

Beneficial conversion feature on Cambrex note:
Decrease Cambrex note payable                      $  (106,717)    $        -
Increase additional paid-in capital                    106,717              -
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Interest expense paid for with common stock:
Decrease in accrued expenses                       $   (34,807)    $      (766)
Increase in common stock                                 1,965              13
Increase in additional paid-in capital                  32,842             753
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Patent costs included in accounts payable:
Increase in accounts payable                       $    13,194     $    20,947
Increase in patent costs                               (13,194)        (20,947)
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Equipment included in accounts payable:
Increase in accounts payable                       $       962     $         -
Increase in equipment                              $      (962)    $         -
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Accounts payable converted to short-term note
payable:
Increase in note payable                           $   199,928     $         -
Decrease in accounts payable                       $  (199,928)    $         -
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

Change in unearned compensation for stock
issued to officers:
Increase in additional paid-in capital             $   230,690     $         -
Increase in unearned compensation                  $  (230,690)    $         -
                                               ---------------------------------
                                                   $         -     $         -
                                               =================================

                                                                      concluded
See notes to condensed consolidated financial statements.

                               CEL-SCI CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (unaudited)

A.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

      The accompanying condensed consolidated financial statements of the Company and subsidiary (the Company) are unaudited and certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. While management of the Company believes that the disclosures presented are adequate to make the information presented not misleading, interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company's annual report on Form 10-K for the year ended September 30, 2002.

      In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all accruals and adjustments (each of which is of a normal recurring nature) necessary for a fair presentation of the financial position as of June 30, 2003 and the results of operations for the three and nine-month period then ended. The condensed consolidated balance sheet as of September 30, 2002 is derived from the September 30, 2002 audited consolidated financial statements. Significant accounting policies have been consistently applied in the interim financial statements and the annual financial statements. The results of operations for the three and nine-month period ended June 30, 2003 are not necessarily indicative of the results to be expected for the entire year.

      Significant accounting policies are as follows:

      Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Viral Technologies, Inc. All intercompany transactions have been eliminated upon consolidation.

      Reclassifications--Certain reclassifications have been made to the June 30, 2002 financial statements to conform with the current period presentation.

      Cash and Cash Equivalents--For purposes of the statements of cash flows, cash and cash equivalents consists principally of unrestricted cash on deposit and short-term money market funds. The Company considers all highly liquid investments with a maturity when purchased of less than three months to be cash equivalents.

      Investments--Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis.

                               CEL-SCI CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (unaudited)
                                   (continued)

      Prepaid Expenses--The majority of prepaid expenses consist of bulk purchases of laboratory supplies to be consumed in the manufacturing of the Company's product for clinical studies.

      Deferred Financing Costs--Deferred financing costs are capitalized and expensed over the period the notes are outstanding or on a pro-rata basis as the notes are converted.

      Research and Office Equipment--Research and office equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the terms of the lease. Repairs and maintenance are expensed when incurred. During the nine months ended June 30, 2003, the Company retired equipment with a net book value of $1,899 and such amount is included in general and administrative expenses. There were no retirements of equipment during the nine months ended June 30, 2002.

      Patents--Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization is made. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset, and from disposition, is less than the carrying value of the asset. The amount of the impairment loss would be the difference between the estimated fair value of the asset and its carrying value. During the nine months ended June 30, 2003 and 2002, the Company recorded patent impairment charges of $8,432 and $5,816 respectively for the net book value of patents abandoned during the period and such amount is included in general and administrative expenses. During the next five years, the Company expects that the amortization of patent expenses will total approximately $277,000.

      Convertible Notes--The Company initially offsets a portion of its convertible notes issued with a discount representing the relative fair value of the warrants and a beneficial conversion feature. This discount is amortized to interest expense over the period the notes are outstanding. The fair value of the warrants and the beneficial conversion discount are calculated based on available market data using appropriate valuation models. These valuations require that the Company make assumptions and estimates regarding the convertible notes and warrants. Management uses its judgment, as well as outside sources, to determine these assumptions and estimates.

      Research and Development Grant Revenues--The Company's grant arrangements are handled on a reimbursement basis. Grant revenues under the arrangements are recognized as grant revenue when costs are incurred.

      Research and Development Costs--Research and development expenditures are expensed as incurred. The Company has an agreement with an unrelated corporation for the production of MULTIKINE, which is the Company's only product source.

      Net Loss per Common Share--Net loss per common share is computed by dividing the net loss, after increasing the loss for the effect of any accrued dividends on the preferred stock and the accretion of the beneficial conversion feature related to the preferred stock, by the weighted average number of common shares outstanding during the period. Potentially dilutive common shares, including

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                       (continued)

      convertible preferred stock and options to purchase common stock, were excluded from the calculation because they are antidilutive.

      Stock Options--In October 1996, the Financial Accounting Standards Board
      (FASB) issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). This statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. The Company has elected to continue to account for its employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Options to non-employees are accounted for in accordance with FASB's Emerging Issues Task Force (EITF) Issue 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, compensation is recognized when goods or services are received and is measured using the Black-Scholes valuation model. The Black-Scholes model requires management to make assumptions regarding the fair value of the options at the date of grant and the expected life of the options.

      Asset Valuations and Review for Potential Impairments--The Company reviews its fixed assets every fiscal quarter. This review requires that the Company make assumptions regarding the value of these assets and the changes in circumstances that would affect the carrying value of these assets. If such analysis indicates that a possible impairment may exist, the Company is then required to estimate the fair value of the asset and, as deemed appropriate, expense all or a portion of the asset. The determination of fair value includes numerous uncertainties, such as the impact of competition on future value. The Company believes that it has made reasonable estimates and judgments in determining whether our long-lived assets have been impaired; however, if there is a material change in the assumptions used in our determination of fair values or if there is a material change in economic conditions or circumstances influencing fair value, the Company could be required to recognize certain impairment charges in the future.

      Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      New Accounting Pronouncements--In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". In October 1996, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and requires more prominent and more frequent disclosures in the financial statements of the effects of stock-based compensation.

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                       (continued)

      The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002 and the interim disclosure provisions are effective for interim periods beginning after December 15, 2002. The Company has elected to continue to account for its employee stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees, and related Interpretations". If the Company had elected to recognize compensation expense based on the fair value of the awards granted, consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                    Nine Months Ended
                                              June 30, 2003      June 30, 2002
                                              -------------      -------------
      Net loss:
      As reported                              $(4,477,610)        $(6,970,011)

      Add:   Reversal of compensation
      expense for stock-based performance
      awards included in reported net loss,
      net of related tax effects                         -            (593,472)

      Add:   Total stock-based employee
      compensation expense determined
      under fair-value-based method for
      all awards, net of related tax effects      (747,195)           (950,673)
                                                ----------          ----------

      Pro forma net loss                       $(5,224,805)        $(8,514,156)
                                               ===========         ===========

      Net loss per common share, basic and diluted:

            As reported                         $    (0.10)        $     (0.32)
                                                ===========       ============
            Pro forma                           $    (0.11)        $     (0.38)
                                                ===========       ============

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                       (continued)

                                                        Three Months Ended
                                                June 30, 2003     June 30, 2002
                                                -------------     -------------
      Net loss:
      As reported                                $(1,762,564)      $(2,111,479)

      Add:   Reversal of compensation
      expense for stock-based performance
      awards included in reported net loss,
      net of related tax effects                           -                 -

      Add:   Total stock-based employee
      compensation expense determined
      under fair-value-based method for
      all awards, net of related tax effects        (173,845)         (324,023)
                                                 -----------       -----------

      Pro forma net loss                         $(1,936,409)      $(2,435,502)
                                                 ===========       ===========

      Net loss per common share, basic and diluted:

            As reported                         $    (0.03)       $     (0.08)
                                                ===========       ============
            Pro forma                           $    (0.04)       $     (0.09)
                                                ===========       ============

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with risk volatilities ranging from 90-103%, risk-free interest rate ranging from 3.12 to 6.69% and an expected option life of 5 years.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities". The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. Statement 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Management does not expect that the adoption of this pronouncement will have a material effect on the financial position, results of operations or cash flows of the Company.

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                       (continued)

      In May 2003, the FASB adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect that the adoption of this pronouncement will have a material effect on its financial position, results of operations or cash flows.

B.    STOCKHOLDERS' EQUITY

      During the nine months ended June 30, 2002, the Company issued 150,000 units at $1.00 to a private investor. Each unit consists of one share of common stock and 1/2 warrant. Each warrant allows the holder to purchase one share of common stock at $1.50 per share at any time prior to October 5, 2004. All of the warrants remain outstanding as of June 30, 2003. Also during the nine-month period ended June 30, 2002, 75,071 shares of common stock were issued to an employee from the Company's stock bonus plan. In addition, during the nine months ended June 30, 2003 and 2002, the Company issued stock for services to both employees and nonemployees with a fair value of $1,014,512 and $386,540, respectively. During the three-month period ended June 30, 2003 and 2002, the Company issued stock for services with a fair value of $587,078 and $169,899. During the three-month period ended June 30, 2003, $502,837 in common stock was issued to two officers in lieu of six months salary . Of this amount, $230,690 is recorded in the accompanying condensed consolidated balance sheet as of June 30, 2003 as unearned compensation and the balance was expensed and is included in the $587,078.

      During August 2001, three private investors exchanged shares of the Company's common stock and remaining Series D Warrants, which they owned, for 6,288 shares of the Company's Series E Preferred Stock. These investors also exchanged their Series A and Series C warrants from prior offerings for new Series E warrants. The preferred shares are entitled to receive cumulative annual dividends in an amount equal to $60 per share and have liquidation preferences equal to $1,000 per share. Each Series E Preferred share is convertible into shares of the Company's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing $1,000 by the lesser of $5 or 93% of the average closing bid prices of the Company's common stock for the 5 days prior to the date of each conversion notice. The lowest price at which the Series E Preferred stock can be converted is $1.08. The Series E Preferred stock has no voting rights and is redeemable at the Company's option at a price of 120% plus accrued dividends until August 2003, when the redemption price will be fixed at 100%. There were 39 shares of preferred stock outstanding at June 30, 2003. During the nine months ended June 30, 2003, 1,154 preferred shares were converted into 946,445 shares of common stock. In addition, dividends were converted into an additional 49,558 shares of common stock. During the three months ended June 30, 2003, 28 preferred shares were converted into 25,844 shares of common stock. Dividends totaled $1,923 and $34,025 during the three months ended June 30, 2003 and 2002 respectively. Dividends payable, a component of accrued expenses, totaled $25,110 at June 30, 2003.

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                       (continued)

C.    FINANCING TRANSACTIONS

      In December 2001, the Company sold redeemable convertible notes and Series F warrants, to a group of private investors for proceeds of $1,600,000, less transaction costs of $276,410. All of the deferred financing costs have been expensed to interest expense at June 30, 2003. The notes bore interest at 7% per year and were due and payable December 31, 2003. The notes were secured by substantially all of the Company's assets and contained certain restrictions, including limitations on such items as indebtedness, sales of common stock and payment of dividends. The notes were convertible into shares of the Company's common stock at the holder's option determinable by dividing each $1,000 of note principal by 76% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the twenty trading days immediately prior to the closing date. In addition, the notes were required to be redeemed by the Company at 130% upon certain occurrences. As of November 30, 2002, all of the notes were converted into 6,592,461 shares of common stock. The Series F warrants allow the holders to purchase up to 960,000 shares of the Company's common stock at a price equal to 110% of the closing price per share at any time prior to the date which is seven years after the closing of the transaction. The warrant price is adjustable if the Company sells any additional shares of its common stock or convertible securities for less than fair market value or at an amount lower than the exercise price of the Series F warrants. The warrant price is adjusted every three months to an amount equal to 110% of the conversion price on such date, provided that the adjusted price is lower than the warrant exercise price on that date. The warrant price is currently $0.153. During the nine-month period ended June 30, 2003, 435,500 warrants were exercised for proceeds of $66,631. During the three-month period ended June 30, 2003, 285,500 warrants were exercised for proceeds of $43,682. As of June 30, 2003, 420,000 warrants remain outstanding.

      In July and September 2002, the Company sold convertible notes, plus Series G warrants, to a group of private investors for $1,300,000 less transaction costs of $177,370. The notes bore interest at 7% per year and were due and payable September 9, 2004. Interest was payable quarterly beginning October 1, 2002. The notes were secured by substantially all of the Company's assets and contain certain restrictions, including limitations on such items as indebtedness, sales of common stock and payment of dividends. At the holders' option the notes were convertible into shares of the Company's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the conversion price. The conversion price was 76% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable conversion price, the conversion price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible. As of June 30, 2003, all of the notes had been converted into 8,354,193 shares of common stock. In addition, all of the discount associated with the notes had been amortized to interest expense. Interest totaling $20,695 was converted into 102,401 shares of common stock during the nine months ended June 30, 2003. Of this amount, $10,846 was converted into 68,418 shares of common stock during the three months ended June 30, 2003. The Series G warrants allow the holders to purchase up to 900,000 shares of the Company's common stock at a price equal to 110% of the conversion price on such date, provided that the adjusted price is lower than the warrant exercise price on that date. The warrant price is currently $0.145. As of June 30, 2003, 450,000

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                       (continued)

      warrants had been exercised and 450,000 warrants remain outstanding. During the three and nine-month period ended June 30, 2003, 450,000 warrants were exercised for common stock for proceeds of $65,250,

      In January 2003, the Company sold convertible notes, plus Series H warrants to purchase 1,100,000 shares of common stock, to a group of private investors for $1,350,000 less transaction costs of approximately $130,098, of which $98,182 is included in deferred financing costs in the accompanying balance sheet as of June 30, 2003. The first funds, totaling $600,000, were received in January 2003 and the balance of $750,000 was received on July 2, 2003. The notes bear interest at 7% per year. The first notes will be due and payable January 7, 2005 and the second notes will be due and payable July 7, 2005. Interest will be payable quarterly. The notes are secured by substantially all of the Company's assets and contain certain restrictions, including limitations on such items as indebtedness, sales of common stock and payment of dividends. At the holders' option the notes are convertible into shares of the Company's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the conversion price. The conversion price defaults to 60% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the 15 trading days immediately prior to the conversion date in the event of default. On May 8, 2003, the Company signed an amendment to the agreement that prevented the conversion price from defaulting to 60%. In the agreement, the conversion price declines to 70% of the average of the three lowest daily trading prices of the Company's common stock if the price of the stock climbs over $0.50. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable conversion price, the conversion price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible. As of and during the quarter ended June 30, 2003, $300,000 of the notes had been converted into 1,107,067 shares of common stock. In addition, 64,423 shares of common stock were issued for interest totaling $13,319. The Series H warrant price as of June 30, 2003 is $0.25. No warrants had been exercised through June 30, 2003. On May 30, 2003, the price of the Company's stock rose above $0.50. In accordance with the agreement, the discount percentage changed from 76% to 70%. This change increased the discount on the debt that the Company recorded for the Series H convertible notes by $67,669. Of this amount, $35,446 had been charged to interest expense as of June 30, 2003.

      On November 15, 2001, the Company signed an agreement with Cambrex Bioscience, Inc. ("Cambrex") in which Cambrex provided manufacturing space and support to the Company during November and December 2001 and January 2002. In exchange, the Company signed a note with Cambrex to pay a total of $1,172,517 to Cambrex. Pursuant to an amendment to the agreement in December 2002, the remaining balance at June 30, 2003 is $698,642. Payment of $225,000 was made in December 2002 by the sale of certain equipment with a net book value of $73,537 to Cambrex and the surrender of a security deposit held by Cambrex. The gain on the sale of the equipment of $26,463 is included in Grant revenue and other on the income statement during the nine months ended June 30, 2003. In addition, payments on the note totaled $248,874 during the nine months ended June 30, 2003. Unpaid principal began accruing interest on November 16, 2002 and carries an interest rate of the Prime Rate plus 3%. The amendment extended the maturity date to January 2, 2004. Prior to this amendment, the note was due January 2, 2003. In addition, the

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                  (continued)

      amendment required the Company to pay $150,000 on the note from its next financing agreement, which was paid in January 2003, and 10% of all other future financing transactions, including draws on the equity line-of-credit. There are also conversion features allowing Cambrex to convert either all or part of the note into shares of the Company's common stock. The principal balance of the note and any accrued interest are convertible into common stock at 90% of the three latest trading prices, subject to a floor of $0.22 per share. This conversion feature has been accounted for as a discount on the note totaling $106,717, of which $45,640 has been amortized to interest expense during the three and nine-month periods ended June 30, 2003. As of June 30, 2003, $37,192 is included in accrued expenses as interest payable and none of the note has been converted into common stock.

     On October 8, 2002, the Company signed an agreement with Covance AG (Covance), a Swiss Corporation. Pursuant to the agreement, amounts owed to Covance totaling $199,928 as of June 30, 2003 become a note payable. The note is payable on January 2, 2004. Interest will be payable monthly at an annual rate of 8%. Until the entire amount has been paid to Covance, Covance is entitled to receive 2% of any draw-down of the Company's equity credit line, 2% of any net funds received from outside financings of less than $1 million, 3% of any net funds received from outside financings greater than $1 million but less than $2 million and 4% of any net funds received from outside financings greater than $2 million. During the three months ended June 30, 2003, the Company paid $16,789 to Covance in accordance with the agreement. During the nine months ended June 30, 2003, the Company paid $39,430 to Covance in accordance with the agreement.

      In April 2001, the Company signed an equity line of credit agreement with Paul Revere Capital with up to $10,000,000 of funding prior to June 22, 2003. During this twenty-four month period, the Company may request a drawdown under the equity line of credit by selling shares of its common stock to Paul Revere Capital Partners and they will be obligated to purchase the shares. The Company may request a drawdown once every 22 trading days, although the Company is under no obligation to request any drawdowns under the equity line of credit. If the Company maintains a balance of less than $1,000,000 in its bank account in any month, it may draw down the maximum amount allowable for such month under its equity line of credit. If the Company maintains a balance greater than $1,000,000 in its bank account in any month, it may only draw down a maximum of $235,000 per month. During the nine-month period ending June 30, 2003, the Company sold 2,877,786 shares of common stock to Paul Revere Capital for proceeds of $710,000, net of financing costs of $15,000. During the nine-month period ending June 30, 2002, the Company sold 2,381,993 shares of common stock for proceeds of $1,325,692, net of financing costs of $2,212 to Paul Revere Capital. During the three-month period ended June 30, 2002, the Company sold 1,309,682 for proceeds of $384,998. During the three-month period ended June 30, 2003, the Company sold 802,679 shares of common stock for proceeds of $315,000, net of costs of $5,000 and sold 2,877,786 shares of common stock for proceeds of $710,000, net of costs of $15,000 during the nine months ended June 30, 2003.

D.    GRANTS

      The Company received two grants in April 2003. The first, totaling $1.1 million and announced on April 4, 2003, was awarded by the United States government to Northeastern Ohio Universities College of Medicine and the Company. It is intended to support the development of the Company's

                                   CEL-SCI CORPORATION

                  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                       (unaudited)
                                  (continued)

      new compound, CEL-1000, as a possible treatment for viral encephalitis, a potentially lethal inflammation of the brain. The grant was awarded following a peer review process and will fund pre-clinical studies leading up to toxicology studies. The grant is for a period of three years. The second grant, announced on April 23, 2003, is a Phase I Small Business Innovation Research (SBIR) grant from the National Heart, Lung and Blood Institute, National Institutes of Health (NIH), in the amount of $134,000 for the further development of a potential treatment for autoimmune myocarditis, a heart disease. The work will be done in conjunction with scientists at Johns Hopkins Medical Institutions in Baltimore, Maryland.

      On May 7, 2003, the Company was awarded a Phase I SBIR grant from the National Institutes of Allergy and Infectious Diseases (NIAID), National Institutes of Health (NIH), in the amount of $162,000 for the further development of CEL-1000 against herpes simplex. The work will be done in collaboration with Northeast Ohio Universities College of Medicine.


E.    MARKETING AGREEMENT

      On May 30, 2003, the Company and Eastern Biotech signed an agreement to develop both MultikineR and CEL-1000, and their derivatives and improvements, in three Eastern European countries: Greece, Serbia and Croatia. Eastern Biotech also has the exclusive right to sales in these three countries. As part of the agreement, Eastern Biotech gained the right to receive a 1% royalty on the future net sales of these two products and their derivatives and improvements worldwide. Eastern Biotech also purchased 1,100,000 shares of common stock and warrants, which allow the holder to purchase up to 1,100,000 shares of the Company's common stock at a price equal to $0.47. The Company received proceeds of $500,000 for these shares and warrants. The Company must register these shares prior to September 30, 2003 or the royalty percentage will increase to 2%. If Eastern Biotech does not meet certain clinical development milestones within one year, they will lose the right to sell both products in these three countries.

F.    OPERATIONS AND FINANCING

      The Company has incurred significant costs since its inception in connection with the acquisition of an exclusive worldwide license to certain patented and unpatented proprietary technology and know-how relating to the human immunological defense system, patent applications, research and development, administrative costs, construction of laboratory facilities and clinical trials. The Company has funded such costs with proceeds realized from the public and private sale of its common and preferred stock. The Company will be required to raise additional capital or find additional long-term financing in order to continue with its research efforts. The Company expects to receive additional funding from private investors subsequent to June 30, 2003; however, there can be no assurances that the Company will be able to raise additional capital or obtain additional financing. To date, the Company has not generated any revenue from product sales. The ability of the Company to complete the necessary clinical trials and obtain FDA approval for the sale of products to be developed on a commercial basis is uncertain. The Company plans to seek continued funding of the Company's development by raising additional capital. In fiscal 2002 and for the nine-month period ended June 30, 2003, the Company reduced its discretionary expenditures. If

                               CEL-SCI CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (unaudited)
                                   (continued)

      necessary, the Company plans to further reduce discretionary expenditures in fiscal year 2003; however, such reductions would further delay the development of the Company's products. It is the opinion of management that sufficient funds will be available from external financing and additional capital and/or expenditure reductions in order to meet the Company's liabilities and commitments as they come due during fiscal year 2003. Ultimately, the Company must complete the development of its products, obtain the appropriate regulatory approvals and obtain sufficient revenues to support its cost structure.

G.    SUBSEQUENT EVENT

      On July 2, 2003, the Company received the second tranche of the convertible Series H notes, totaling $750,000, less transaction costs of $86,621. On May 8, 2003, the Company signed an amendment to the agreement that prevented the conversion price from defaulting to 60%. Additionally, the Company signed an amendment related to these notes on July 2, 2003, reiterating the May 8, 2003 amendment and set the due date of the second tranche notes to July 2, 2005.

      No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.




                                TABLE OF CONTENTS

                                                                    Page
Prospectus Summary..........................................
Risk Factors................................................
Comparative Share Data......................................
Market for CEL-SCI's Common Stock...........................
Management's Discussion and Analysis of.
  Financial Condition and Results of Operations.............
Business....................................................
Management..................................................
Principal Shareholders......................................
Selling Shareholders........................................
Description of Securities...................................
Legal Proceedings...........................................
Experts.....................................................
Indemnification.............................................
Additional Information......................................



                                  Common stock

                               CEL-SCI CORPORATION


                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 13.      Other Expenses of Issuance and Distribution

             SEC Filing Fee                                   $     463
             Blue Sky Fees and Expenses                             100
             Printing and Engraving Expenses                      2,000
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                        10,000
             Miscellaneous Expenses                               2,437
                                                              ---------

             TOTAL                                              $35,000
                                                                =======

             All expenses other than the SEC filing fees are estimated.

Item 14.    Indemnification of Officers and Directors.
            -----------------------------------------

      Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws provides that CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

Item 15. Recent Sales of Unregistered Securities.

    In December 1999 and January 2000 the Company sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to three private investors for $2,800,000. As of August 16, 2001 all of the Series B warrants had expired.

      In March 2000 the Company sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to above for $7,700,000.

    In August 2001 the three investors exchanged 3,588,654 shares of the Company's common stock which they owned, plus their unexercised Series D Warrants, for 6,288 shares of the Company's Series E Preferred stock. As part of this transaction the three investors also exchanged their Series A and Series C warrants for new Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of the Company's common stock at a price of $1.19 per share at any time prior to August 16, 2004.

      Between August 21, 2001 and December 12, 2001 the Company issued 327,361 shares of its common stock to eighteen persons including eight persons who were officers, directors or employees of the Company. The shares were issued in payment of accrued salaries, consulting fees, outstanding liabilities and directors' fees.

      In May 2003, the Company entered into an agreement with Eastern Biotech which provided Eastern Biotech with the following (i) the exclusive right to distribute MULTIKINE and CEL-1000 in Greece, Serbia and Croatia, (ii) a royalty equal to 1% of the Company's net sales of MULTIKINE and CEL-1000 prior to May 30, 2033, (iii) 1,100,000 shares of the Company's common stock and, (iv) warrants which allow Eastern Biotech to purchase an additional 1,100,000 shares of the Company's common stock at a price of $0.47 per share at any time prior to May 30, 2006.

      In July 2003, the Company issued 120,608 shares of its common stock to certain employees and directors in lieu of salary and fees.

      In August 2003, the Company issued 47,831 shares of its common stock in payment of approximately $26,000 in accrued and unpaid dividends which were owed to a holder of the Company's Series E preferred stock.

      The foregoing securities were not issued under the Securities Act of 1933 but were issued or sold in reliance upon the exemption provided by Section 4(2) of the Act. The persons who acquired these securities were either accredited or sophisticated investors. The securities were acquired for investment purposes only and without a view to distribution. The persons who acquired these securities were informed and advised about matters concerning the Company, including the Company's business, financial affairs and other matters. The investors acquired these shares for their own accounts. The certificates representing the securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an applicable exemption from registration. The preferred shares and warrants are "restricted" securities as that term is defined in Rule 144 of the Securities and Exchange Commission.

Item 16.  Exhibits

3(a) Articles of Incorporation          Incorporated
                                        by reference to Exhibit 3(a) of
                                        CEL-SCI's combined Registration
                                        Statement on Form S-1 and Post-Effective
                                        Amendment ("Registration Statement"),
                                        Registration Nos. 2-85547-D and 33-7531.

 (b) Amended Articles                   Incorporated by
                                        reference to Exhibit 3(a) of CEL-SCI's
                                        Registration Statement on Form S-1,
                                        Registration Nos. 2-85547-D and 33-7531.

 (c) Amended Articles (Name change only)Filed as Exhibit 3(c) to CEL-SCI's
                                        Registration Statement on Form S-1
                                        Registration Statement (No. 33-34878).

 (d) Bylaws                             Incorporated by reference to
                                        Exhibit 3(b) of CEL-SCI's Registration
                                        Statement on Form S-1, Registration Nos.
                                        2-85547-D and 33-7531.

(a)   Specimen copy of                  Incorporated by reference to Exhibit
      Stock Certificate                 4(a) of CEL-SCI's Registration Statement
                                        on Form S-1 Registration Nos. 2-85547-D
                                        and 33-7531.

(b)   Designation of Series E           Incorporated by reference to Exhibit 4
      Preferred Stock                   to report on Form 8-K dated August 21,
                                        2001.

5. Opinion of Counsel                                  (1)
                                        -----------------------------

10(d) Employment Agreement with         Incorporated by reference to Exhibit
      Maximilian de Clara               10(d) to CEL-SCI's Registration
                                        Statement on Form S-1 (Commission File
                                        #333-102639).

10(e) Employment Agreement with         Incorporated by reference  to  Exhibit
      Geert Kersten                     10(e) of CEL-SCI's Registration
                                        Statement on Form S-3 (Commission File
                                        #106879).

10(q) Common Stock Purchase Agreement                  (1)
      with Rubicon Group Ltd.           -----------------------------

10(r) Stock Purchase Warrant issued to                 (1)
      Rubicon Group Ltd.                -----------------------------

10(s) Securities Exchange Agreement     Incorporated  by reference to Exhibit
      (together with Schedule           10.1 to report on Form 8-K dated August
      required by Instruction 2 to      21, 2001.
      Item 601 Regulation S-K)

10(t) Form of Series E Warrant          Incorporated by reference  to  Exhibit
                                        10.2 to report on Form 8-K dated August
                                        21, 2001.

10(u) Form of Secondary Warrant         Incorporated by  reference  to  Exhibit
                                        10.3 to report on Form 8-K dated  August
                                        21, 2001.

10(v) Note and Warrant Purchase         Incorporated by reference to Exhibit
      Agreement (together with          10(v) to CEL-SCI's Registration
      Schedule required by              Statement on Form S-3 (Commission File
      Instruction 2 to Item 601         Number 333-76396)
      Regulation S-K) pertaining
      to notes sold in December 2001
      and January 2002

10(vi)Note and Warrant Purchase         Incorporated by reference to Exhibit
      Agreement (together with          (vi) to CEL-SCI's Registration
      Schedule required by              statement on Form S-3 (Commission  File
      Instruction 2 to Item 601         No. 333-97171)
      Regulation S-K) pertaining to
      Series G notes and warrants

10(vii) Note and Warrant Purchase       Incorporated by reference to Exhibit
      Agreement (together with          10 to CEL-SCI's report on Form 8-K dated
      Schedule required by              January 14, 2003
      Instruction 2 to Item 601
      Regulation S-K)  pertaining to
      Series H notes and warrants

10(x) Distribution and Royalty          Incorporated by reference to Exhibit
      Agreement with Eastern            10(x) to Amendment No. 2 to CEL-SCI's
      Biotech                           Registration statement on Form S-3
                                        (Commission File No. 333-106879).

23(a) Consent of Hart & Trinen                      (1)

  (b) Consent of Deloitte & Touche, LLP             (1)

(1) Filed with original registration statement.

Item 17. Undertakings.
         ------------

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

      The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on the 28th day of October 2003.

                                       CEL-SCI CORPORATION


                                       By: /s/ Maximilian de Clara
                                              Maximilian de Clara, President

      Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Maximilian de Clara       Director and Principal      October 28, 2003
------------------------
Maximilian de Clara           Executive Officer


/s/ Geert R. Kersten          Director, Principal         October 28, 2003
------------------------
Geert R. Kersten              Financial Officer
                              and Chief Executive Officer

                              Director
Alexander G. Esterhazy

/s/ C. Richard Kinsolving     Director                    October 28, 2003
------------------------------
C. Richard Kinsolving, Ph.D.


/s/ Peter R. Young            Director                    October 28, 2003
------------------------
Peter R. Young, Ph.D.